UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.__)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under 240.14a-12

LIGAND PHARMACEUTICALS INCORPORATED
Name of Registrant as Specified In Its Charter
Name of Person(s) Filing Proxy Statement, if other than the Registrant
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☑	No fee required.
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	Friday, June 6, 2025
TIME	11:30 a.m. (Eastern Time)
VIRTUAL MEETING LINK	www.meetnow.global/MMSTHKX
RECORD DATE	Thursday, April 17, 2025

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 6, 2025 at 11:30 a.m. Eastern Time. Ligand stockholders of record (or their proxy holders) as of the close of business on Thursday, April 17, 2025 (the “Record Date”) will be able to attend and participate in the annual meeting virtually, vote their shares electronically and submit their questions during the meeting by visiting: www.meetnow.global/MMSTHKX on the meeting date and at the time described in the accompanying proxy statement and entering the 15-digit control number included on their notice of proxy materials or printed proxy card. There is no physical location for the annual meeting. The annual meeting will be held for the following purposes:

1.    To elect a board of directors for the forthcoming year. Our board of directors has nominated the following eight persons, each to serve for a one-year term to expire at the 2026 annual meeting of stockholders:
• Jason M. Aryeh
• Todd C. Davis
• Nancy R. Gray, Ph.D.
• Jason Haas
• John W. Kozarich, Ph.D.
• John L. LaMattina, Ph.D.
• Stephen L. Sabba, M.D.
• Martine Zimmermann, Pharm.D.
2.    To ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2025.
3.    To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
4.    To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on the Record Date will be entitled to vote at the annual meeting. We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Most stockholders will receive only a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this proxy statement and the annual report for the fiscal year ended December 31, 2024, and for voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.

Our stock transfer books will remain open between the Record Date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our offices for a period of 10 days ending on the day before the meeting. Whether or not you plan to participate in the virtual annual meeting, please vote by internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you attend the virtual annual meeting and vote at the meeting through the virtual annual meeting portal, your proxy will be revoked automatically and only your vote at the virtual annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 6, 2025

This proxy statement and our annual report for the fiscal year ended December 31, 2024 are available electronically at www.envisionreports.com/LGND.

By Order of the Board of Directors,

/s/ ANDREW REARDON
Andrew Reardon Chief Legal Officer and Secretary
Jupiter, Florida
April 22, 2025

Cautionary Statements:
This proxy statement contains forward-looking statements, including those regarding our strategies and financial performance; our development of new products and technologies; sustainability metrics, commitments and goals; and other statements that are not historical fact, and actual results could differ materially. Risks that could cause actual results to differ are set forth in the “Risk Factors” section of, and elsewhere in, our 2024 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on management estimates, projections, and assumptions, and we undertake no obligation to update any such statements.
Certain documents and information referenced in this proxy statement are available on our website. However, we are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.
The information contained under the heading “Pay Versus Performance” shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference in any such filing.
Unless otherwise expressly stated or context requires otherwise, information in this proxy statement is as of the date hereof.

PROXY STATEMENT SUMMARY
The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 6, 2025 at 11:30 a.m. Eastern Time. You will be able to attend and participate in the annual meeting virtually, vote your shares electronically and submit your questions during the meeting by visiting: www.meetnow.global/MMSTHKX on the meeting date and at the time as described elsewhere in this proxy statement. There is no physical location for the annual meeting. Our proxy statement and related materials are first being made available to our stockholders on or about the Record Date. We encourage you to read the entire proxy statement before casting your vote.
BUSINESS HIGHLIGHTS
We are a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model seeks to generate value for stockholders by creating a diversified portfolio of biopharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model focuses on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. We operate two infrastructure-light royalty-generating IP platform technologies. Our Captisol platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Our NITRICIL platform technology facilitates “tunable” dosing, permitting an adjustable drug release profile to allow proprietary formulations that target a broad range of indications. We have established multiple alliances, licenses and other business relationships with the world’s leading biopharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences and Baxter.
Our revenue consists of three primary elements: royalties from commercialized products, sales of our Captisol material to partners, and contract revenue from license fees and milestones payments.
2024 was a strong year of execution and performance for Ligand. We grew our top-line, expanded our portfolio of commercial stage royalty assets, and added to our pipeline of development-stage royalty opportunities. Over the past two years we have been able to transform Ligand into a profitable, economically diversified, and infrastructure light organization. We remain focused on identifying and investing in highly differentiated royalty assets and operating our royalty-generating platform technologies that we believe will generate significant long-term shareholder value. Our portfolio of major commercial programs delivers predictable and growing royalty revenue and is the foundation of our strong financial performance this year.
Three of our portfolio products with blockbuster sales potential, Verona’s Ohtuvayre, Travere’s Filspari and Merck’s Capvaxive, received FDA approvals in 2024 and are at an early stage in their growth trajectories. Moreover, the important addition of Recordati’s Qarziba to our portfolio last year highlights the expertise of our investment team. Looking ahead to 2025, we anticipate multiple value-creating milestones, including the potential for a strategic transaction and subsequent launch of the recently approved ZELSUVMI™ by mid-2025. We believe we are well positioned and capitalized to execute on our broad pipeline of potential investment opportunities to drive significant future growth and create long-term shareholder value.
During 2024, we grew royalty revenue by 28% and core adjusted EPS1 by more than 40% to $5.74 per share. We have over $250 million in cash and investments, no debt and access to a $125 million revolving credit facility. We believe we are in a strong financial position to capitalize on our robust business development pipeline.
We have a talented leadership team, a highly engaged and experienced board of directors, and dedicated team members driving the business. In parallel with our business success, we are a team that cares about our communities and the environment. We are implementing measures to reduce our carbon footprint and minimize consumables and other factors of production in running our technology. In addition, we are contributing to the advancement of some vitally important medicines to advance human health.
As we are further building the business, we continue to license our existing platforms and portfolio assets to generate as many new product royalty opportunities as possible, while also exploring opportunities to invest capital directly into clinical stage development assets with superior risk reward profiles. We have a specific set of criteria we use to assess potential investments. The first is time to cash flow, as we seek products that are within a few years of regulatory approval and commercialization. Typically, this means we invest in Phase 3 assets, although we also evaluate opportunities to invest from
1 “Adjusted earnings per diluted share” or “adjusted EPS” is a non-GAAP financial measure. Refer to Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Phase 2 assets to approved assets. In terms of an asset's clinical profile, we are looking for strong data supporting both efficacy and safety, and products which will ultimately deliver significant value to patients and to the healthcare system. We also look for strong market exclusivity, which can be achieved through intellectual property and/or regulatory protections. Structural alignment with our counterparty and the commercial counterparty is also a key criterion of the investments we make. Ultimately, we look for assets with favorable risk-reward profiles, which have above average probability of technical and regulatory success and can be commercialized effectively.

The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote.

OUR BOARD’S VOTING RECOMMENDATIONS

Item	Description of Proposal	Recommendation	Page
1	Election of directors	FOR	12
2	Ratification of independent registered public accounting firm	FOR	19
3	Approval of compensation of named executive officers	FOR	22

DIRECTOR NOMINEES
Please find a list of director nominees to our board of directors (the “Board”) below. The size of our Board is currently set at eight directors. We maintain a diverse Board, which represents a wide range of experience and perspectives important to enhance the Board's effectiveness in fulfilling its oversight role. Additional information for each nominee can be found under “Proposal No. 1: Election of Directors.”

Name	Age*	Director Since	Professional Background
Jason M. Aryeh (HC)(N)	56	2006	Founder and Managing General Partner of JALAA Equities, LP
Todd C. Davis	64	2007	Chief Executive Officer of Ligand Pharmaceuticals Incorporated Co-Founder and Former Managing Partner of HealthCare Royalty Partners (now HCRx)
Nancy R. Gray, Ph.D.(A)(N)	65	2017	President and Chief Executive Officer of Gordon Research Conferences
Jason Haas (A)(HC)	57	2022	Chief Financial Officer of Odyssey Therapeutics Former Chief Financial Officer of Syros Pharmaceuticals Former Co-Head of Americas, Healthcare Investment Banking at Barclays
John W. Kozarich, Ph.D. (N)	75	2003	Co-Founder and Chief Executive Officer of Paludatus Pharmaceuticals Former Chairman and President of ActivX Biosciences Former Vice President for Merck Research Laboratories
John L. LaMattina, Ph.D.(HC)	75	2011	Senior Partner and Board Member at PureTech Health Former President for Pfizer Global R&D
Stephen L. Sabba, M.D. (A)	65	2008	Leading BioPharma Analyst and Fund Manager for Knott Partners, L.P.
Martine Zimmermann, Pharm.D. (A)	56	2023	SVP, Head of Regulatory Affairs and R&D Quality at Ipsen Biopharmaceuticals
*      As of the Record Date.
(A) Member of the audit committee (the “Audit Committee”).
(HC) Member of the human capital management and compensation committee (the “Human Capital Management and Compensation Committee”).
(N) Member of the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”).

CURRENT BOARD COMPOSITION

The illustration below summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience of our Board as a whole. This is a high-level summary that is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. The details of each nominee’s competencies are included in each nominee’s biography.

Experience/Skills	Kozarich	Aryeh	Davis	Gray	Haas	LaMattina	Sabba	Zimmermann
Life Science Industry	✓	✓	✓	✓	✓	✓	✓	✓
Science/Technology	✓			✓		✓	✓	✓
C-Suite Leadership	✓		✓	✓	✓	✓
Regulatory Compliance						✓	✓	✓
Financial/Accounting	✓	✓	✓	✓	✓		✓
Government/Public Policy				✓		✓

2024 SUSTAINABILITY AND RISK OVERSIGHT HIGHLIGHTS
We believe that sound environmental practices, workforce engagement, and effective governance contribute to long-term performance and help manage business risks. We aim to deliver long-term sustainable value to our stakeholders by promoting a diverse, inclusive and supportive culture; inspiring innovation; and fostering trust throughout our organization and within the communities we serve. Our corporate sustainability program continually identifies, assesses and manages the environmental, social and governance factors that are relevant to our long-term performance. Our sustainability program takes into account the interests of our key stakeholders including employees, partners, our communities and our stockholders.
The priorities of our environmental and workplace initiatives and programs include energy and resource efficiency, employee and board diversity, workplace health and safety, waste management, human capital management, leadership with vendors and partners on environmental goals, business ethics and compliance, and data privacy and protection.

The Board reviews and assesses our environmental and workplace initiatives and programs to ensure we are meeting our commitments to all of our stakeholders. In addition, our directors have committed themselves to various environmental and social diversity initiatives such as founding a non-profit conservation company, volunteering on boards of multiple non-profit organizations dedicated to social equality and meeting the needs of members of underrepresented groups, as well as sponsoring programs focused on identifying and providing high-value R&D jobs for women and people in underrepresented communities. See www.ligand.com for information about our environmental and workplace initiatives, programs, policies and practices. Selected aspects of our program are discussed below.

Focus Areas	Description
Environmental
During 2024 and early 2025, we made good progress on sustainability and operational efficiency initiatives which aligned with long-term value creation and shareholder interests. We completed our $2.6 million solar investment at Kansas University Innovation Park, implemented other green initiatives that reduce our overall carbon footprint, implemented employee programs to educate and provide incentives for conservation, enhanced recycling and disposal programs for corporate and laboratory materials and electronic waste, and installed low-voltage lighting in offices. Led by employee volunteers through the Ligand Environmental Action Force (LEAF), a committee of employee volunteers with representatives at all of operating sites that manages corporate conservation initiatives and promotes awareness and involvement in environmental and conservation programs, we have made donations to nonprofit organizations focused on environmental protection.

Social
As a growing organization, we have active employee recruiting and our priority is to hire the best and pursue a diverse organization built on inclusion and trust because we believe doing so fosters innovation and retention. As of December 31, 2024, approximately 18% and 9% of our workforce is Asian and Hispanic, respectively. Additionally, 48% of our workforce is female and 52% is male. We believe that our business benefits from the different perspectives a diverse workforce brings. Our ongoing efforts include:
•providing our employees work equipment in a safe and ergonomic manner;
•encouraging our employees to be charitable and to support local, national, and international 501(c)(3) organizations by providing a company match to employee charitable cash contributions; and
•supporting employee involvement in local community service, conservation, and charitable giving programs by offering paid time off.
Under the leadership of the Alliance for Social Equality (“ASE”), a committee of employee volunteers with representatives at all of our operating sites to promote education, awareness and involvement in social equality and diversity, we have made donations to nonprofit organizations that protect underserved communities in the United States.

Governance
Our environmental and workplace initiatives and programs are managed and monitored by senior management throughout the year and the Board exercises oversight over the programs. We have an Extended Leadership Team that periodically discusses and reviews workforce diversity and inclusion. We have also reviewed and provided regular employee training on cybersecurity policies. We have a private incidence hotline to allow anyone to anonymously report concerns or report to the Board any violations of laws, the code of conduct or other company policies. We also engaged consultants to assist with policy reviews.

KEY EXECUTIVE COMPENSATION PRACTICES
We endeavor to maintain sound executive compensation policies and practices consistent with our executive compensation philosophy. The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our stockholders’ long-term interests. For more detailed information, please see the discussion under “Compensation Discussion and Analysis—Our Executive Compensation Practices.”

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The Human Capital Management and Compensation Committee retains an independent compensation consultant.
Annual Peer Group Analysis	✓	The Human Capital Management and Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Equity Acceleration	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated for our named executive officers (other than our CEO) in connection with a change in control where our equity is assumed or replaced by a successor.
Clawback Policy	✓	We maintain a clawback policy as required under Nasdaq rules that requires the recovery of erroneously awarded incentive compensation from our current and former executive officers in the event of an accounting restatement.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Fixed Term Employment Agreements	✗	We do not provide our executive officers with fixed term employment agreements.
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?
At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

How can I attend the annual meeting?
The annual meeting will be conducted virtually via live webcast. You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on the Record Date or if you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the annual meeting virtually and submit your questions during the meeting by visiting www.meetnow.global/MMSTHKX. You also will be able to vote your shares virtually by attending the annual meeting by live webcast. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

To participate in the annual meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, and wish to attend the annual meeting, you must register in advance using the instructions below.

The virtual meeting will begin promptly at 11:30 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the annual meeting virtually on the internet?
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. Please follow the instructions on the Notice of Internet Availability of Proxy Materials or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, commonly known as holding shares in “street name,” you must register in advance to attend the virtual annual meeting. To register to attend the annual meeting you must submit proof of your proxy power (legal proxy) reflecting your ownership of shares of Ligand common stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 03, 2025. Contact your bank or broker to obtain the legal proxy to provide to Computershare.

You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to our transfer agent Computershare at the following:
•By email - Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail – Computershare
 Ligand Pharmaceuticals Incorporated Legal Proxy
 P.O. Box 43001
 Providence, RI 02940-3001

What if I have trouble accessing the annual meeting virtually?	The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Who can vote at the meeting?
Only stockholders of record as of the close of business on the Record Date are entitled to vote the shares of stock they held on that date at the meeting. Stockholders may vote by attending the annual meeting virtually or by proxy (see “How can I attend the annual meeting” above and “How do I vote by proxy?” below). Each holder of shares of our common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of our common stock issued and outstanding and entitled to vote, whether present in person (including as a participant in the virtual annual meeting) or represented by proxy, will be a quorum for the transaction of business at the meeting.

How many votes do I have?	Each share of our common stock that you own as of the Record Date entitles you to one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

What is a “broker non-vote”?	If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE rules”), which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be “routine” under NYSE rules, and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on Proposal 2.

How many votes are required for the approval of the proposals and how are votes counted?
Directors will be elected by a plurality of the votes cast. Therefore, the eight director nominees receiving the most “For” votes from the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the election of directors. Broker non-votes will also have no effect on the election of the nominees. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes are expected to result from this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.

Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of the vote.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, votes withheld, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions, votes withheld, or broker non-votes will be counted for purposes of determining the presence of a quorum.

Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2024 annual report and voting instructions over the internet at http://www.envisionreports.com/LGND, by calling toll-free (866) 641-4276, or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Ligand Pharmaceuticals Incorporated” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current proxy materials. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before May 26, 2025 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Our proxy statement and related materials are first being made available to our stockholders on or about April 22, 2025. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the annual meeting.

How do I vote by proxy?	Record Holders
If you are a stockholder of record on the Record Date, you may vote in one of the following four ways:
:
By the internet. You may go to www.envisionreports.com/LGND 24 hours a day, 7 days a week, and follow the instructions. You will need the 15-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. Eastern Time, on June 05, 2025.

'
By telephone. On a touch-tone telephone, you may call toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and follow the instructions. You will need the 15 digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. Eastern Time, on June 05, 2025.

.
By mail. If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote by proxy by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. You should mail the proxy card form in plenty of time to allow for delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

:
At the annual meeting. You may vote your shares at the virtual annual meeting by using the internet if you attend via live webcast. See “How can I attend the annual meeting?” and “How do I register to attend the annual meeting virtually on the internet?” above for additional details.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and votes are recorded and confirmed immediately.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. You may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote during the annual meeting, you must obtain a valid legal proxy from your broker, bank or other agent and register with Computershare no later than 5:00 p.m., Eastern Time, on June 03, 2025. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a voting instruction form. See “How do I register to attend the annual meeting virtually on the internet” above for additional details on how to register with Computershare.

May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy by sending in another signed proxy with a later date, by notifying our corporate secretary, Andrew Reardon, in writing, at Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, before the annual meeting that you have revoked your proxy, or by attending the annual meeting and voting during the meeting.

What is the quorum requirement?	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued, outstanding and entitled to vote are present via live webcast or represented by proxy at the annual meeting. On the Record Date, there were 19,280, 962 shares of our common stock outstanding and entitled to vote. Accordingly, 9,640,482 shares of our common stock must be represented by stockholders present via live webcast or represented by proxy at the annual meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Votes withheld, abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the annual meeting or the stockholders entitled to vote at the annual meeting, present in person (as an attendee to the live webcast) or represented by proxy, may adjourn the annual meeting to another time or place.

I share an address with another stockholder, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the SEC permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual report to any household at which two or more stockholders reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.

In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to stockholders who share an address (unless we received contrary instructions from the affected stockholders prior to the mailing date). We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by stockholders who share an address and are currently receiving multiple copies, can be made by stockholders of record by contacting our corporate secretary at Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, or by telephone at (858) 550-7500. Such requests by street name holders should be made through their bank, broker or other holder of record.

How can I find out the results of the voting at the annual meeting?	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Proposal No. 1
ELECTION OF DIRECTORS
The persons named below have been nominated by the Board to serve as directors of our Company until the 2026 annual meeting of stockholders and until their successors have been elected and qualified. As of the date of this proxy statement, the Board is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those director nominees are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.
BUSINESS EXPERIENCE OF DIRECTOR NOMINEES
Jason M. Aryeh has more than 25 years of equity investment experience focused on the life sciences industry. He is the Founder and Managing General Partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors. He has served in such capacity since 1997. Mr. Aryeh has served on the Board of Directors of Ligand Pharmaceuticals (NASDQ: LGND) since September 2006, on the board of directors of Orchestra BioMed (NASDQ: OBIO) since 2018, on the board of directors of LifeCore Biomedical (NASDQ: LFCR) since August 2024, and on the board of directors of Anebulo Pharmaceuticals (NASDQ: ANEB) since March 2021. He serves as Chairman of Ligand’s Nominating & Governance and on its Compensation Committee, as Chairman of Orchestra’s Nominating & Governance and on its Compensation Committee, on Lifecore’s Nominating & Governance Committee, and as Chairman of Anebulo’s Nominating & Governance and on its Audit Committee. Since 2006, Mr. Aryeh has served as Chairman of the Board, on the Board of Directors or as a consultant to over fifteen public and private life sciences companies and charitable foundations, including the Cystic Fibrosis Foundation’s Therapeutics Board for seven years. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. Mr. Aryeh’s experience in capital markets, including his service as managing general partner of a hedge fund focused on the life sciences sector, contributed to the Board’ conclusion that he should serve as a director of our Company.
Todd C. Davis is our Chief Executive Officer, a position he has held since December 2022, and has served as a member of the Board since March 2007. Mr. Davis was the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm founded in 2018. From 2006 until 2018, Mr. Davis was a Founder and Managing Partner of HealthCare Royalty Partners (now HCRx), a global healthcare investment firm which grew from zero to approximately $4 billion in capital commitments during his tenure. Previously, Mr. Davis served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several sales and marketing positions of increasing responsibility. Subsequently he led corporate development and held strategic planning and general management responsibilities at Elan Pharmaceuticals. Cumulatively he has over thirty years of experience in both operations and investing in the biopharmaceutical and life sciences industries. Mr. Davis has been involved in over $4 billion of healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions. He has also led, structured and closed over 40 additional intellectual property licenses, as well as hybrid royalty-debt transactions. Mr. Davis is a navy combat veteran and holds a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard University. Mr. Davis serves on the boards of Channel Therapeutics Corporation (f/k/a Chromocell Therapeutics Corporation) and Palvella Therapeutics Inc., which are both public companies. He currently also serves on the boards of ViroCell Biologics and Benuvia Holdings, LLC, which are both privately held companies. He is a former board member of the Harvard Business School Healthcare Alumni Association. Mr. Davis’ extensive knowledge of our business, as well as his financial and accounting expertise and his service as a director of public and private companies contributed to the Board’ conclusion that he should serve as a director of our Company.
Nancy R. Gray, Ph.D., has served as a member of the Board since August 2017. Dr. Gray has acted as the President and Chief Executive Officer of Gordon Research Conferences (“GRC”), a non-profit organization focused on organizing international scientific conferences, since 2003. In her capacity as CEO of the GRC, she is dedicated to mentoring scientists at all stages of their careers by developing forums that promote meaningful conversations about barriers to career advancement and strategies to support professional growth and success. Dr. Gray currently serves on the board of Slater Technology Fund, an evergreen not-for-profit fund dedicated to supporting new venture development in Rhode Island. From December 1997 until August 2003 she served as the Director of Membership for the American Chemical Society. Prior to that, Dr. Gray worked as a Senior Research Scientist at Exxon/Mobil Research and Engineering, a subsidiary of Exxon Mobil Corporation focused on researching oil and gas. Dr. Gray is a Fellow of the Royal Society of Chemistry, a Fellow of the American Association for the Advancement of Science and a member of the American Chemical Society. She was a Research Fellow at the Foundation on Matter Institute for Atomic and Molecular Physics in Amsterdam, and completed the Harvard Executive Education Finance for Senior Executives program. She also has authored or co-authored numerous scientific articles. Dr. Gray received her B.S. in Chemistry from the University of Notre Dame in 1981 and her Ph.D. in Fuel Science from The Pennsylvania State University in 1985. Dr. Gray’s scientific background and knowledge of the biotechnology industry contributed to the Board’ conclusion that she should serve as a director of our Company.
Jason Haas has served as a member of the Board since June 2022. Since December 2024, Mr. Haas has been the Chief Financial Officer of Odyssey Therapeutics, a clinical-stage biopharmaceutical company. Prior to joining Odyssey, Mr. Haas was the Chief Financial Officer of Syros Pharmaceuticals, a Nasdaq listed biotech company focused on developing oncology therapeutics, from October 2021 to November 2024. Prior to Syros, Mr. Haas spent over 25 years in healthcare investment banking where he executed many strategic transactions and supported companies through equity and debt financings, mergers and acquisitions, divestitures and spin-offs. From 2016 to October 2021, he served as Co-Head of Americas, Healthcare Investment Banking at Barclays. Previously, he served as Head of Americas Healthcare Investment Banking at Deutsche Bank from 2012 to June 2016. Prior to his role at Deutsche Bank, he was Managing Director of Healthcare Investment Banking at Goldman Sachs & Co. Mr. Haas holds an M.B.A. in Finance from Columbia Business School and an A.B. in International Relations and Economics from Colgate University. In selecting Mr. Haas to serve as a director, the Board considered, among other things, his valuable financial and accounting experience in the pharmaceutical and biotechnology industries. Our company also benefits from Mr. Haas’ healthcare investment banking background with respect to acquisitions, debt financings and equity financings.
John W. Kozarich, Ph.D., has served as a member of the Board since March 2003. Since November 2021, Dr. Kozarich has been Chief Executive Officer and Co-Founder of Marsal Therapeutics and since June 2022, Chief Executive Officer and Co-Founder of Paludatus Pharmaceuticals, LLC. Dr. Kozarich also serves as Adjunct Professor of Chemical Biology and Medicinal Chemistry at the University of Texas at Austin since September 2019. Previously, he served on the board of directors of Curza Global, LLC, a biopharmaceutical company, from February 2019 through June 2024. Dr. Kozarich served at ActivX Biosciences as Chairman and President from 2004 through March 2017 and in other roles since February 2001. From 2004 through March 2017, he was also Chief Scientific Advisor of Kyorin Pharmaceutical Co. LTD (Tokyo). From 1992 to 2001, Dr. Kozarich was Vice President at Merck Research Laboratories and previously held professorships at the University of Maryland (1984-1994) and Yale University School of Medicine (1977-1984). He held key roles R&D roles at Alkermes and its IPO (1990-1992). Dr. Kozarich has also served as a director of Intec Pharma Ltd, Corium Intl, Novelion Therapeutics and Retrophin, Inc. He is also a recipient of the Distinguished Scientist Award from the San Diego Section of the American Chemical Society. Dr. Kozarich earned his B.S. in chemistry, summa cum laude, from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology and was an NIH Postdoctoral Fellow at Harvard. In selecting Dr. Kozarich to serve as a director, the Board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies, and his service with ActivX Biosciences, Inc., Novelion Therapeutics Inc. and Corium Intl. Our Company also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.
John L. LaMattina, Ph.D., has served as a member of the Board since February 2011. He spent 30 years at Pfizer Inc. with his last position starting in 2004 as President, Pfizer Global R&D. Dr. LaMattina began his career at Pfizer as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998 and Senior Vice President of Worldwide Development in 1999. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattina is currently a senior partner and board member at PureTech Health, a publicly-traded biopharmaceutical company, and several privately-held biopharmaceutical companies. From 2013 until May 2020, Dr. LaMattina served on the board of directors of Zafgen, Inc., a publicly-traded biotechnology company, until its acquisition by Chondrial Therapeutics, Inc. and subsequent name change to Larimar Therapeutics, Inc. in 2020. Dr. LaMattina also served on the scientific advisory board of Frequency Therapeutics, a publicly-traded biotechnology company, which effected a reverse merger with Korro Biosciences in 2023. Dr. LaMattina is the author of three books that address the challenges facing the pharmaceutical industry, and is a contributing writer to Forbes.com. Dr. LaMattina’s scientific and strategic knowledge of the biopharmaceutical industry and his directorship of public and private biopharmaceutical companies contributed to the Board’s conclusion that he should serve as a director of our Company.
Stephen L. Sabba, M.D., has served as a member of the Board since August 2008. Dr. Sabba has been a leading BioPharma Analyst and Fund Manager for Knott Partners, L.P., an investment fund company, since November 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based healthcare hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Hospital in North Tarrytown, New York. He received his M.D. from the New York University

School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a B.S. with honors at Cornell University. Dr. Sabba served as a member of the board of the directors for Novelion Therapeutics Inc., a leading Canadian biotech company from June 2012 to January 2020. Dr. Sabba’s experience in accounting and capital markets and deep knowledge of the biopharmaceutical industry, including his background as a medical doctor, contributed to the Board’ conclusion that he should serve as a director of our Company.
Martine Zimmermann, PharmD, has served as a member of the Board since September 2023. Dr. Zimmermann has served as the Senior Vice President, Head of Regulatory Affairs and R&D Quality at Ipsen Biopharmaceuticals, a global biopharmaceutical company, since January 2023. Prior to Ipsen, Dr. Zimmermann spent 13 years at Alexion Pharma International where she held several positions including Senior Vice President and Head of Global Regulatory Affairs. She is an active member of several life-sciences trade associations and was a member of the board of directors of Caelum Biosciences from 2019 until its acquisition by AstraZeneca in 2021. She has been a board member of France-based Inventiva (Euronext Paris and Nasdaq: IVA) since 2021. Dr. Zimmermann received her Doctorate in Pharmacy (PharmD) with a specialty in immunology from the Louis Pasteur University, Strasbourg in France. Dr. Zimmermann’s experience and knowledge of global regulatory compliance in the biopharmaceutical industry and her directorship of a biopharmaceutical company contributed to the Board’ conclusion that she should serve as a director of our Company.
DIRECTOR INDEPENDENCE
The Board has determined that, with the exception of Mr. Davis, each of the directors is an independent director under the Nasdaq Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.
BOARD MEETINGS AND COMMITTEES
The Board held two in-person meetings and four videoconference meetings during the year ended December 31, 2024. During such year, each incumbent director attended all of the meetings of the Board and of each of the committees on which he or she served which were held during the periods in which he or she served. We do not have a policy regarding attendance of the directors at the annual meeting. At our 2024 annual meeting of stockholders, one of our then-current directors was in attendance.
The Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Human Capital Management and Compensation Committee. Each committee is described below. Each of these committees has a written charter approved by the Board. A copy of each charter can be found in the “Investors—Governance—Governance Documents” section of our website at www.ligand.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. The Board has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.
In addition to their general responsibilities, our directors also contribute their time and expertise by serving on two specialized, non-compensated committees: the Strategic Transaction Committee and the Science & Technology Operations Committee. The Strategic Transaction Committee assists in evaluating capital markets issues and special transaction issues, while the Science & Technology Operations Committee provides insight and guidance on deal due diligence regarding science and clinical development issues as well as technology operations. The fact that our directors serve on these committees without additional compensation underscores their deep commitment, the substantial workload they shoulder, and their dedication to advancing the Company’s mission and long-term success.
Audit Committee
The Audit Committee is primarily responsible for overseeing our accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The Audit Committee currently consists of Dr. Gray, Mr. Haas, Dr. Zimmermann and Dr. Sabba (Chair). The Audit Committee held two in-person meetings and four videoconference meetings during 2024. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, the Board has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) all current committee members are “independent” as defined under the applicable Nasdaq Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Dr. Sabba qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying and recommending candidates for director of our Company. The Nominating and Corporate Governance Committee currently consists of Mr. Aryeh (Chair), Dr. Gray and Dr. Kozarich. Each member of the Nominating and Corporate Governance Committee is an independent director under the Nasdaq Global Market listing standards. The Nominating and Corporate Governance Committee held two in-person meetings during 2024.
The Nominating and Corporate Governance Committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at our principal executive offices and accompanied by such stockholders’ full name, current address and telephone number. The Nominating and Corporate Governance Committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The Nominating and Corporate Governance Committee and the Board as a whole consider it beneficial to us to have directors with a diversity of backgrounds and skills. The Nominating and Corporate Governance Committee and the Board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of the Board expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The Nominating and Corporate Governance Committee considers all such candidates in the same manner, regardless of source. Under its charter, the Nominating and Corporate Governance Committee may retain a search firm to identify and recommend candidates.
Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee has the authority to review, monitor and discuss with management the Company’s strategies, policies and practices related to human capital management within the Company’s workforce, including diversity and inclusion initiatives and programs, employee development, compensation and incentives, retention and engagement, workplace safety, corporate culture and succession planning. The committee also has the authority to review and monitor the appropriateness, effectiveness, risk mitigation effects and value creation of such strategies, policies and practices. The committee reviews and approves our compensation policies, sets executive officers’ compensation, administers our incentive plans, oversees the administration of our clawback policy, and approves compensation for the Board of Directors. The Human Capital Management and Compensation Committee consists of Mr. Aryeh, Mr. Haas (Chair) and Dr. LaMattina. Each member is an independent director under the Nasdaq Global Market listing standards. The Human Capital Management and Compensation Committee held two in-person meetings and six videoconference meetings during 2024.
BOARD LEADERSHIP STRUCTURE
The Board has nominated eight persons to serve as directors of our company until the 2026 annual meeting of stockholders, seven of whom are independent. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of our Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.
BOARD’S ROLE IN RISK OVERSIGHT
The Board is actively involved in oversight of risks that could affect our company. The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our Company, including risks associated with our operational, financial, legal and regulatory functions. The full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to our Company, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next board meeting. This enables the Board and its committees to coordinate the risk oversight role.

POLICY REGARDING TRANSACTIONS IN COMPANY SECURITIES
Our insider trading policy provides that officers, directors, employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options. In addition, put and call options and other hedging transactions are not permitted under a 10b5-1 trading plan implemented by any officer, director or employee. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officers and employees. In addition, with regard to our Company’s trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of our Insider Trading Compliance Program is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 28, 2025.
CORPORATE AND GOVERNANCE HIGHLIGHTS
Our Board is highly committed to policies and practices that we believe support long-term performance by promoting, among other things, environmental sustainability, strong corporate governance, and a healthy and engaged workforce. We believe that attention to these factors strengthens our open and collaborative culture and enhances our ability to attract and retain top talent, which we believe is a key driver of engagement and innovation. We create a workplace where all employees are treated with dignity and respect, and individual differences are valued, all with the goal of securing the trust and satisfaction of our employees. We foster this culture through our robust learning and development program and our competitive compensation and health and benefit programs. Our culture supports inclusion, individuality and respect within the workplace. We will continue our proactive stockholder and employee engagement in 2025. See www.ligand.com for information about our environmental and workplace initiatives policies and practices.
ENVIRONMENTAL, HEALTH AND SAFETY
We are committed to providing a safe and healthy workplace, minimizing environmental risk, and complying with all relevant regulations and industry standards. We establish and monitor programs to prevent injuries and maintain compliance with applicable regulations. These practices support our operational resilience and maintain a healthy and safe environment. During 2024 and early 2025, we completed our $2.6 million solar investment at Kansas University Innovation Park, implemented other green initiatives that reduce our overall carbon footprint, implemented employee programs to educate and provide incentives for conservation, enhanced recycling and disposal programs for corporate and laboratory materials and electronic waste, and installed low-voltage lighting in offices. We expect to continue our effort and to refine our environmental and workplace initiatives, programs, policies and practices in 2025 as part of our ongoing focus on safety, compliance, and responsible operations.
COMMUNICATING WITH THE BOARD OF DIRECTORS
Stockholders may communicate with the Board or individual directors by mail, in care of the Secretary, at our principal executive offices. Letters are distributed to the Board, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the Board will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.
COMPENSATION OF DIRECTORS
Cash Compensation
We pay our non-employee directors an annual cash retainer that is paid in advance on an annual basis. Under our non-employee director compensation policy, each director is eligible to receive an annual retainer of $42,000. No meeting fees are paid. In addition, the Chairperson of the Board receives an additional annual retainer of $35,000. Non-employee directors also receive additional annual retainers for service on committees of the Board, as provided in the table below. Directors may elect to receive their retainers in cash or vested shares of our common stock, which shares are issued under our 2002 Stock Incentive Plan (the “2002 Plan”), although none of our directors elected to do so during 2024. In April 2025, the Human Capital Management and Compensation Committee reviewed competitive cash compensation data provided by Aon plc (“Aon”) by pay element and in total for the companies comprising the peer group and determined that the cash compensation structure was market competitive and reasonable, despite an above-average Director workload relative to the peers. As such, no changes were made to 2025 cash compensation.
Non-employee members of the Board are also reimbursed for expenses incurred in connection with such service.

Service	Annual Retainer (Chair)	Annual Retainer (Member)
Audit Committee	$20,000	$10,000
Human Capital Management and Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000
Strategic Transaction Committee	—	—
Science & Technology Operations Committee	—	—
Equity Compensation
Pursuant to our non-employee director compensation policy, each new non-employee director receives an initial grant of stock options and restricted stock units, or RSUs, under our 2002 Plan. These initial awards are granted effective on the date on which a recipient first becomes a non-employee director of our Company. In addition, effective on the date of each annual meeting of stockholders, each non-employee director receives an annual grant of stock options and RSUs under the 2002 Plan. The target values of the initial and annual awards granted pursuant to our non-employee director compensation policy in effect through March 31, 2025 were as follows:

	Target Value of RSU Award(1)	Target Value of Option Award(2)	Total Target Value of Award
Initial Grant	$145,000	$280,000	$425,000
Annual Grant	105,000	210,000	315,000
In April 2025, the Human Capital Management and Compensation Committee also reviewed the Board of Director equity and total compensation practices for our peers based on data and recommendations provided by Aon. Based on an assessment of competitive compensation levels, as well as the above-average workload of members of the Board of Directors, effective April 22, 2025, the target values of the awards granted pursuant to our non-employee director compensation policy were to the following:

	Target Value of RSU Award(1)	Target Value of Option Award(2)	Total Target Value of Award
Initial Grant	$168,000	$337,000	$505,000
Annual Grant	125,000	250,000	375,000
(1) The actual number of RSUs to be awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period prior to the date of grant.
(2) The actual number of options to be awarded is calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).
The exercise price of options granted to our directors is equal to the fair market value of our common stock on the Nasdaq Global Market on the effective date of grant. The initial awards vest in three equal annual installments on each of the first three anniversaries following the date of grant. The annual awards vest in full on the earlier of (1) the date of the annual meeting of our stockholders following the grant date, and (2) the first anniversary of the date of grant. In addition, all awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Plan or in the event the director ceases to serve on the Board by reason of death or permanent disability. A non-employee director is able to exercise his or her stock options that were vested at the time of his or her cessation of board service until the first to occur of (1) the third anniversary of the date of his or her cessation of board service, or (2) the original expiration date of the term of such stock options.
Non-Employee Director Ownership Guidelines
Our non-employee director compensation policy contains ownership guidelines so that members of the Board are required to own shares with a value of at least three times the then-current annual cash retainer after they have completed three years of board service. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.
DIRECTOR COMPENSATION TABLE
The following table provides information related to the compensation of each of our non-employee directors for the fiscal year ended December 31, 2024 (“fiscal year 2024”). Todd C. Davis, our Chief Executive Officer, received no compensation for his service as a member of the Board for fiscal year 2024. Mr. Davis’ compensation is further described under the section titled “Executive Compensation and Other Information” below.

Name	Fees Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Jason M. Aryeh	$59,565	$100,235	$192,613	$352,413
Nancy R. Gray, Ph.D.	57,065	100,235	192,613	349,913
Jason Haas	67,065	100,235	192,613	359,913
John W. Kozarich, Ph.D.	82,065	100,235	192,613	374,913
John L. LaMattina, Ph.D.	49,565	100,235	192,613	342,413
Stephen L. Sabba, M.D.	62,065	100,235	192,613	354,913
Martine Zimmermann, PharmD.	47,065	100,235	192,613	339,913
(1)    Reflects the grant date fair value for stock and option awards granted to directors in 2024, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025.
As of December 31, 2024, our non-employee directors listed in the table above held outstanding stock awards and options, as follows:

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Underlying Outstanding Stock Options
Jason M. Aryeh	1,252	37,744
Nancy R. Gray, Ph.D.	1,252	35,146
Jason Haas	2,252	21,043
John W. Kozarich, Ph.D.	1,252	42,289
John L. LaMattina, Ph.D.	1,252	37,744
Stephen L. Sabba, M.D.	1,252	42,289
Martine Zimmermann, PharmD.	2,775	16,789
REQUIRED VOTE
Directors will be elected by a plurality of the votes cast. Therefore, the eight director nominees receiving the most “For” votes from the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the election of directors. Broker non-votes will also have no effect on the election of the nominees. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board unanimously recommends a vote FOR the nominees listed above under “Business Experience of Director Nominees.”

Proposal No. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
In February 2025, our Audit Committee approved the selection of Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2025. You are being asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Neither the firm nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent registered public accounting firm.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation, our amended and restated bylaws, or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider its selection. Even if the selection is ratified, the Board or the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in our and our stockholders’ best interests.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
INDEPENDENT AUDITOR’S FEES
The following is a summary of the fees incurred by us from Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2024 and 2023:

Fee Category	Fiscal Year 2024 Fees	Fiscal Year 2023 Fees
Audit Fees(1)	$1,457,193	$1,159,738
Audit-related fees(2)	1,060,808	325,554
Tax Compliance Fees (3)	486,069	596,871
	3,004,070	2,082,163
Tax Advice and Planning Services(4)	61,515	151,388
Total Fees	$3,065,585	$2,233,551
(1)     Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and related schedules and internal control over financial reporting, and review of the interim condensed consolidated financial statements included in quarterly reports.
(2)    Audit-related fees for 2024 were primarily incurred for accounting fees related to the Pelthos transaction, the acquisition of Apeiron and other assets, and At-The-Market Equity Offering program. Audit-related fees for 2023 were primarily related to the sale of Pelican business, the acquisition of Novan and other assets, and At-The-Market Equity Offering program.
(3)    Tax compliance fees consist of fees for federal, state and international tax compliance and the preparation of original and amended tax returns and refund claims.
(4)    Tax advice and planning services fees consist of fees for tax advice and tax planning assistance, including non-recurring tax assistance in connection with acquisitions and dispositions.
In considering the nature of the services provided by Ernst & Young LLP during the 2024 fiscal year, the Audit Committee determined that such services are compatible with the provision of independent audit services.
The Audit Committee discussed these services with Ernst & Young LLP and our management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
All services performed by Ernst & Young LLP in 2024 and 2023 were pre-approved in accordance with the requirements of the Audit Committee charter.
Except as stated above, there were no other fees charged by Ernst & Young LLP for 2024 or 2023. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP. None of the fees paid to Ernst & Young LLP under the category “Tax Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

AUDIT COMMITTEE POLICY REGARDING PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
REQUIRED VOTE
The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes are expected to result from this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2025.

AUDIT COMMITTEE REPORT
The following is the report delivered by the Audit Committee of the Company’s board of directors with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of the Company for fiscal year 2024.
The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The Audit Committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required under Auditing Standard 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, and has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526.
The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the Audit Committee about new accounting developments and their potential impact on the Company’s reporting. The Audit Committee’s meetings with Ernst & Young LLP were held with and without management present. The Audit Committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Company’s board of directors that the audited consolidated financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2024.
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the Audit Committee.
Stephen L. Sabba, M.D., Chairperson of the Audit Committee
Nancy R. Gray, Ph.D.
Jason Haas
Martine Zimmermann, Pharm.D.

Proposal No. 3
APPROVAL OF COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or the Board.
Although the vote is non-binding, our Human Capital Management and Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Human Capital Management and Compensation Committee and the Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:
“RESOLVED, that Ligand Pharmaceuticals Incorporated stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Ligand Pharmaceuticals Incorporated’s Proxy Statement for the 2025 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”
REQUIRED VOTE
Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of the vote.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

EXECUTIVE OFFICERS
The names of our executive officers and their ages, titles and biographies as of the Record Date are set forth below.
Todd C. Davis, 64, has served as our Chief Executive Officer since December 2022, and prior to that as a member of the Board since March 2007. See “Election of Directors” for a discussion of Mr. Davis’ business experience.
Octavio (“Tavo”) Espinoza, 54, has served as our Chief Financial Officer since November 2022, and prior to that as Senior Vice President, Finance since September 2020. Previously, Mr. Espinoza served in a variety of finance leadership roles since joining Ligand in 2016. Prior to that, from March 2015 to February 2016, Mr. Espinoza served as Senior Director, Finance for Receptos, a publicly traded drug-discovery company, that was acquired by Celgene (now Bristol-Myers Squibb). Before Receptos, Mr. Espinoza was Senior Director, Accounting for Illumina, a publicly traded life sciences analytics and genetics sequencing tools company, and prior to Illumina, served as Senior Manager, Accounting at Intuit. Mr. Espinoza began his professional career in public accounting at PricewaterhouseCoopers and holds a B.S. in business administration from San Diego State University and a license as a Certified Public Accountant in the State of California.
Andrew Reardon, 50, joined Ligand in August 2022 and has served as our Chief Legal Officer since November 2022. Prior to that he was Vice President, Special Counsel. Before joining Ligand, from July 2011 to May 2022, Mr. Reardon was Managing Director and Chief Legal Officer of HealthCare Royalty Partners, a global healthcare investment firm investing in biopharmaceutical products primarily through royalty and revenue interest purchases and structured credit. Prior to HealthCare Royalty Partners, Mr. Reardon was a senior associate with the international law firm Willkie Farr & Gallagher, where he focused on corporate transactions, including finance and mergers and acquisitions. Mr. Reardon earned his J.D. from the University of Iowa College of Law, graduating with High Distinction and receiving the Alan I. Widiss Faculty Scholar Award, and received his B.A. with honors from the State University of New York College at Old Westbury.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table shows, based on information we have, the beneficial ownership of our common stock as of the Record Date, by:
•all persons who are beneficial owners of 5% or more of our outstanding common stock;
•each of our current directors;
•each of our named executive officers (as defined below in “Compensation Discussion and Analysis – Summary Compensation Table”); and
•all of our executive officers and directors as a group.
Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 19,280,962 shares of common stock outstanding on the Record Date. Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after the Record Date, which are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	2,945,939	15.3%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	1,876,514	9.7%
Janus Henderson Group plc(3) 201 Bishopsgate EC2M 3AE United Kingdom	1,015,023	5.3%
Directors and Executive Officers
Todd C. Davis(4)(15)	313,626	1.6%
Tavo Espinoza(5)(15)	91,638	*
Andrew Reardon(6)(15)	88,295	*
Matthew Korenberg(7)(15)	304,480	1.6%
Jason M. Aryeh(8)	206,629	1.1%
Nancy R. Gray, Ph.D.(9)	43,283	*
John W. Kozarich, Ph.D.(10)	124,655	*
John L. LaMattina, Ph.D.(11)	97,922	*
Jason Haas(12)(15)	23,313	*
Stephen L. Sabba, M.D.(13)	105,096	*
Martine Zimmermann, Pharm.D.(14)	12,492	*
Directors and executive officers as a group (11 people)(15)	1,411,429	7.0%

*	Less than one percent.
(1)	Represents shares of common stock owned by funds affiliated with BlackRock, Inc.(“BlackRock”) at December 31, 2024, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 5, 2025. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock has sole voting power over 2,903,990 shares of our common stock and sole dispositive power over 2,945,939 shares of our common stock.
(2)	Represents shares of common stock beneficially owned by The Vanguard Group at December 29, 2023 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 13, 2024. The principal address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has shared voting power over 14,350 shares, sole dispositive power over 1,845,956 shares and shared dispositive power over 30,558 shares of our common stock.
(3)	Represents shares of common stock owned by funds affiliated with Janus Henderson Group plc at December 31, 2024, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 14, 2025. The principal address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom. Janus Henderson Group plc has shared voting and dispositive power over 1,015,023 shares of our common stock.
(4)
Consists of (i) 103,050 shares of common stock, and (ii) 210,576 shares of common stock Mr. Davis has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(5)
Consists of (i) 8,393 shares of common stock, and (ii) 83,245 shares of common stock Mr. Espinoza has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(6)
Consists of (i) 18,815 shares of common stock, and (ii) 69,480 shares of common stock Mr. Reardon has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(7)
Consists of (i) 50,777 shares of common stock, and (ii) 253,703 shares of common stock Mr. Korenberg has the right to acquire pursuant to outstanding options which are exercisable within 60 days of of the Record Date.

(8)
Consists of (i) 78,080 shares of common stock held directly, (ii) 51,594 shares of common stock held by certain funds (collectively, the “Funds”) managed by JALAA Equities, LP (“JALAA”), (iii) 5,025 shares of common stock held by Mr. Aryeh in a self-directed investment retirement account, and (iv) 1,252 shares of common stock issuable to Mr. Aryeh upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (v) 70,678 shares Mr. Aryeh has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date. In his role as a general partner of JALAA, Mr. Aryeh may be deemed to beneficially own the shares managed by the Funds. Mr. Aryeh disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest therein.

(9)
Consists of (i) 6,885 shares of common stock, (ii) 1,252 shares of common stock issuable to Dr. Gray upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iii) 35,146 shares of common stock Dr. Gray has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(10)
Consists of (i) 43,775 shares of common stock, (ii) 1,252 shares of common stock issuable to Dr. Kozarich upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iii) 79,628 shares of common stock Dr. Kozarich has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(11)
Consists of (i) 29,515 shares of common stock, (ii) 1,252 shares of common stock issuable to Dr. LaMattina upon settlement of outstanding restricted stock units which will vest within 60 days after the Record Date, and (iii) 67,155 shares of common stock Dr. LaMattina has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(12)
Consists of (i) 4,397 shares of common stock, (ii) 1,252 shares of common stock issuable to Mr. Haas upon settlement of outstanding restricted stock units which will vest within 60 days after the Record Date, and (iii) 17,664 shares of common stock Mr. Haas has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(13)
Consists of (i) 32,584 shares of common stock, (ii) 1,252 shares of common stock issuable to Dr. Sabba upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iii) 71,260 shares of common stock Dr. Sabba has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(14)
Consists of (i) 2,014 shares of common stock, (ii) 1,252 shares of common stock issuable to Dr. Zimmermann upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iii) 9,226 shares of common stock Dr. Zimmermann has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(15)
The number and percentage of shares beneficially owned excludes the number of shares which are subject to restricted stock units and held by the applicable individual that are not scheduled to vest within 60 days of the Record Date.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of 10% or more of our common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports that were required to be filed under Section 16(a) during 2024 were timely filed, other than one Form 4 for Mr. Sabba that was filed late.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and programs, the compensation decisions the Human Capital Management and Compensation Committee made under those programs, and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“NEOs”) for 2024:

Name	Title
Todd C. Davis	Chief Executive Officer
Tavo Espinoza	Chief Financial Officer
Andrew Reardon	Chief Legal Officer and Secretary
Matthew Korenberg(1)	Former President and Chief Operating Officer
(1) Mr. Korenberg resigned from his role as President and Chief Operating Officer effective October 15, 2024.

2024 BUSINESS HIGHLIGHTS
Our fiscal year 2024 accomplishments, guided by our named executive officers, illustrate the success of our executive compensation program, and included, among other things, the following:
•Royalty Revenue Increased by approximately 28% Over 2023: Royalty revenue for 2024 increased by approximately 28% as compared to 2023. Royalty revenue is comprised of many products and we currently have nine major royalty revenue contributors: Kyprolis®, Rylaze®, Filspari®, Qarziba®, Evomela®, Teriparatide, VaxneuvanceTM, Pneumosil® and Nexterone®. Our growth in royalty revenue reflects another strong year in sales for these products with increasing contributions from Kyprolis, Rylaze, Vaxneuvance and Filspari. Our core business model at Ligand is built around technology licensing and sharing in the success of our partners through royalties. We are now at the point where we anticipate significant top line growth by existing and new royalty streams that should fuel superior bottom line results and cash flow, as we manage a lean operating structure.

Royalty Revenue
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$-
160%
140%
120%
100%
80%
60%
40%
20%
0%
149%
18%
27%
2022
2023
2024
Revenue ($ in millions)
CAGR (%)

•Adjusted Earnings: Excluding the impact of gains from sales of Viking Therapeutics common stock, core adjusted net income2 from continuing operations for full year 2024 was $108.5 million, or $5.74 per diluted share, compared with net income of $71.7 million, or $4.06 per diluted share, for full year 2023.
•2024 Investment Highlights:
▪Throughout 2024 and into January of 2025, we acquired additional royalties from several Ohtuvayre inventors, bringing our total Ohtuvayre royalty to 3%.
▪In July 2024, we acquired Apeiron Biologics AG (“Apeiron”), which holds royalty rights to Qarziba (dinutuximab beta) for the treatment of high-risk neuroblastoma in patients aged 12 months and above, for $100 million. In addition, we agreed to pay Apeiron shareholders additional consideration based on future commercial and regulatory events, including up to $28 million if Qarziba royalties exceed certain predetermined thresholds by either 2030 or 2034, and pay additional earn-outs on specific future commercial and regulatory events. Qarziba was approved by the European Medicines Agency in 2017 and is commercially available in more than 35 countries. We receive a tiered mid-teen royalty on sales of Qarziba from Recordati.
▪In June 2024, following on our first two investments in 2018 and 2023, we invested an additional $2.5M in Palvella in the form of a convertible notes, which upon Pavella's merger with Pieris, converted to common shares of Pavella.
▪In May 2024, we committed $75 million to a royalty financing agreement (the “Agenus Agreement”) with Agenus intended to support Agenus’ key development initiatives in the ongoing botensilimab and balstilimab (“BOT/BAL”) clinical development program. Under the terms of the Agenus Agreement, we paid $75 million to Agenus at closing. In return for our initial $75 million payment, we are entitled to receive 18.75% of future royalties and 31.875% of future milestone payments related to six of Agenus’ clinical-stage oncology programs. Additionally, we will receive a 2.625% synthetic royalty on future global net sales generated by BOT/BAL. The royalties and milestone payments owed could be adjusted up or down based upon pre-determined future events and achievement of certain milestones.
•Team Talents: Our highly qualified team brings decades of investing, clinical, operational, and regulatory experience as well as strong origination networks throughout the industry. Our team works diligently to source, diligence, and negotiate proprietary investments, with customized investment structures and novel tactics to create new investment opportunities.

2 “Adjusted net income” is a non-GAAP financial measure. Refer to Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

OVERVIEW OF 2024 COMPENSATION PROGRAMS AND DECISIONS
In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for 2024 reflected our financial results and overall compensation philosophy.

Base Salary Adjustments:	During 2024, the salaries of Mr. Davis, Mr. Espinoza, Mr. Reardon and Mr. Korenberg increased by 7.7%, 8.4%, 4.0% and 4.0% respectively, as compared to their salaries for 2023.
Pay-for-Performance Annual Bonuses:
Our annual bonus program rewards our named executive officers based on company achievement of pre-established financial and strategic objectives.
For 2024, our Company focused on key corporate objectives in the following areas: financial performance, business development and operations. The annual program is formulaic using pre-set goals. Based on corporate performance in these areas during 2024, our Human Capital Management and Compensation Committee determined that our named executive officers should be paid annual bonuses at 130% of targeted levels, with the exception of Matt Korenberg, who received a bonus at 50% of target levels due to resigning from his position as President and Chief Operating Officer, effective October 15, 2024.

Equity Emphasis on Performance-Based Equity Awards
Our Human Capital Management and Compensation Committee continued its practice of ensuring that a substantial portion of our named executive officers’ total compensation is awarded in the form of long-term equity incentive awards. During 2024, our named executive officers received the following annual awards granted in accordance with the weightings described below.
•Stock Options – 40% of Total Target Equity Value: 40% of each named executive officer’s annual long-term equity incentive award was granted in the form of stock options, which we consider to be performance-based awards as they provide value to our executives only if our stock price increases. These stock options are subject to our standard four-year vesting schedule.
•Performance-Based Restricted Stock Units (“PSUs”) – 33% of Total Target Equity Value:
i.33% of each named executive officer’s annual long-term equity incentive award was granted in the form of PSUs. The PSUs granted in 2024 were tied to two corporate goals with equal weightings: (i) projected 2028 revenue from the new deals entered from January 1, 2024 through December 31, 2025 and (ii) the compound annual growth rate of adjusted EPS from January 1, 2024 through December 31, 2026.
ii.The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent two key performance metrics tied to our near-term and long-term business objectives and, with respect to the PSU objectives, are appropriately measured over the related period of time, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
•Time-Based Restricted Stock Units (“RSUs”) – 27% of Total Target Equity Value: The remainder of the annual long-term equity incentive awards granted to our named executive officers was granted in the form of RSUs that are subject to our standard three year vesting schedule.

RESPONSE TO 2024 SAY-ON-PAY VOTE
In June 2024, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 86% of stockholder votes cast in favor of our 2024 say-on-pay resolution. As we evaluate our compensation practices and talent needs throughout 2024 and in setting 2025 compensation, we were mindful of the strong support our stockholders expressed for our compensation philosophy. At our 2023 annual meeting, our stockholders had the opportunity to cast an advisory vote on the frequency of our say-on-pay votes, and the majority of our stockholders recommended holding such votes on an annual basis. Our Board considered the outcome of this advisory vote and determined that the Company will hold an annual say-on-pay vote. Our next say-on-pay vote will occur at this 2025 annual meeting of stockholders
AT-RISK COMPENSATION
The charts below show that the significant majority of target total direct compensation for our named executive officers is variable (or “at-risk”) – 95% for our Chief Executive Officer for 2024 and 87% for our other named executive officers for 2024. The calculation is based on total target direct compensation for the applicable year, calculated as the sum of the annual base salaries and target annual bonuses for such year, and the value of the long-term equity incentive awards granted in such year, assuming “target” performance. “At-risk” pay is tied to the achievement of corporate and individual performance objectives or stock price performance. The chart below for our Chief Executive Officer and other named executive officers reflects their target total direct compensation for 2024.
LIGAND’S EXECUTIVE COMPENSATION BEST PRACTICES
We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. Refer to section “Key Executive Compensation Practices” above for a list of practices and policies we believe are in line with current best practices for aligning executive and stockholder interests and sound corporate governance practices.
TOTAL STOCKHOLDER RETURN PERFORMANCE
The graph below shows the five-year cumulative total stockholder return assuming the investment of $100 and is based on the returns of the component companies weighted monthly according to their market capitalizations. The graph compares total stockholder returns of our common stock and of the NASDAQ Biotechnology Index and the NASDAQ Composite Index, as prepared by The Nasdaq Stock Market Inc.
While Ligand has historically shown exceptional periods of growth as compared to the biotech sector index, challenges have arisen that have hampered the biotech sector as a whole and Ligand’s growth strategy. Recognizing these challenges, the Board has focused on adjusting the corporate strategy to capitalize on the most promising growth opportunities, including targeting specific growth metrics in both the annual performance-based cash program and the long-term performance-based equity incentive program.

Because of the importance of tying executive compensation outcomes to long-term stockholder value creation, relative total stockholder return as compared to the NASDAQ Biotechnology Index was selected by our Human Capital Management and Compensation Committee as one of the two performance objectives for purposes of the PSUs granted to our named executive officers in both 2022 and 2023. The PSUs granted in 2024 were tied to two corporate goals with equal weightings: (i) projected 2028 revenue from the new deals entered from January 1, 2024 through December 31, 2025 and (ii) the compound annual growth rate of adjusted EPS from January 1, 2024 through December 31, 2026.
The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions to future stockholder returns.
COMPENSATION PHILOSOPHY AND OBJECTIVES
The Human Capital Management and Compensation Committee has designed our executive compensation program with the following key principles in mind:

Attract and Retain the Right Individuals	Our compensation program is designed to attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success.
Pay for Performance	The majority of our named executive officers’ total compensation ties compensation directly to the achievement of corporate objectives, increases in our stock price or both. We emphasize pay for performance in order to create incentives to achieve key strategic and corporate performance objectives, align executive compensation with our business strategy and the creation of long-term stockholder value.
Align Executive Pay with Corporate Objectives and Stockholder Interests	Our compensation program aligns executive compensation with our corporate strategies, business objectives and long-term stockholder interests by rewarding successful execution of our business plan and tying a significant portion of total compensation opportunities to performance-based compensation. As a result, our compensation program enhances the executives’ incentive to increase our stock price and maximize stockholder value.
Market Competitive Pay	The Human Capital Management and Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements, including base salary. Competitive market data represents one of many factors considered by the Human Capital Management and Compensation Committee in determining compensation for the CEO and other executive officers.
PRINCIPAL ELEMENTS OF PAY AND PAY POSITIONING
Our executive compensation program generally consists of four principal components: base salary, annual performance bonus, long-term equity incentives and other benefits.
The Human Capital Management and Compensation Committee has, however, adopted a compensation philosophy that places a greater emphasis on long-term equity incentive compensation for our named executive officers than cash compensation. In addition, the mix of compensation paid to our named executive officers is intended to ensure that total compensation reflects our overall success or failure, including our long-term stock performance, and to motivate executive officers to meet appropriate performance measures.
In determining each element of compensation for any given year, our Human Capital Management and Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

	Description and Purpose	Pay Positioning Philosophy
Base Salary	Competitive fixed cash compensation used to attract and retain talented executives.
We generally provide our named executive officers with a base salary that is positioned around the median for similar positions at our peer groups as our Human Capital Management and Compensation Committee considers equity incentive awards to provide better long-term retention value than base salary.

Annual Performance Bonus Award	Cash incentives designed to reward executive officers for successful corporate performance against board approved annual bonus objectives.	Target total cash compensation generally at or below the median of executive officers performing similar job functions at companies in our peer groups, ensuring total compensation is competitive with market.

Long-Term Equity Incentive Awards	Stock options, RSU, and PSU awards subject to time-based and performance-based vesting designed to align each executive officer’s incentives with stockholder value creation.
We emphasize long-term equity incentive compensation within our named executive officers' total target compensation opportunity. While we do not set target equity compensation at a specific market position relative to our peer groups, annual target equity opportunities may exceed the median of executive officers performing similar job functions at companies in our peer groups if the Human Capital Management and Compensation Committee believes that is appropriate based on other compensation components, retention and incentive needs and individual executive officer performance. For 2024, the annual target equity opportunity for our CEO was positioned above the 75th percentile of CEOs at our peer groups, and for our other named executive officers, the annual target equity opportunity was positioned around the 75th percentile for similar positions at our peer groups after the Human Capital Management and Compensation Committee's review of the foregoing factors, with a specific focus on our operational performance and total shareholder return in 2024.

Benefits & Other Compensation Programs	Healthcare and insurance coverage, deferred compensation arrangements, 401(k) matching program, employee stock purchase plan offering and other fringe benefits.	Benefits and other compensation programs designed to further incentivize our executive officers and provide competitive compensation.
We strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to data from these companies. Therefore, the Human Capital Management and Compensation Committee may approve total compensation packages for senior executive management that vary from the foregoing positioning based on several factors, including overall experiences, accumulated years of service with us, level of responsibilities and/or performance ratings. Our 2024 total compensation for our named executive officers was generally consistent with the foregoing compensation philosophy.
The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Our Chief Executive Officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our Human Capital Management and Compensation Committee.
COMPENSATION DETERMINATION PROCESS
Role of the Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining each level of compensation and the total package, the Human Capital Management and Compensation Committee reviewed a variety of sources to determine and set compensation.
In the fourth quarter of each year or the first quarter of the following year, the Human Capital Management and Compensation Committee reviews the performance of each of our named executive officers during the year under review. Generally at this time, the Human Capital Management and Compensation Committee also reviews our performance relative to the corporate performance objectives set by the Board for the previous year and makes the final bonus payment determinations based on our overall corporate performance and, with respect to the named executive officers other than our Chief Executive Officer, the Human Capital Management and Compensation Committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the Human Capital Management and Compensation Committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional equity awards to our named executive officers and certain other eligible employees.
During the fourth quarter of each year our Human Capital Management and Compensation Committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full Board for approval.
Role of Our Executive Officers
The Chief Executive Officer aids the Human Capital Management and Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the Chief Executive Officer to provide input about his contributions to our success for the period being assessed. The performance of our Chief Executive Officer and senior executive management team as a group is reviewed annually by the Human Capital Management and Compensation Committee.
Role of Compensation Consultant
In 2024, the Human Capital Management and Compensation Committee retained Aon’s Talent Solutions practice, a division of Aon, a national executive compensation consulting firm, as its independent compensation consultant. During 2024, Aon provided the following services to the Human Capital Management and Compensation Committee:
•Assisted in the formulation of the peer group used to determine executive compensation during 2024.
•Advised regarding the determination of the key elements of the executive compensation program.
•Advised regarding the market competitiveness of the director compensation program.
Aon reports to and is accountable to the Human Capital Management and Compensation Committee, and may not conduct any other work for us without the authorization of the Human Capital Management and Compensation Committee. After review and consultation with Aon, the Human Capital Management and Compensation Committee has determined that Aon is independent and there is no conflict of interest resulting from retaining Aon currently or during the year ended December 31, 2024. In reaching these conclusions, the Human Capital Management and Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Role of Comparable Company Information
In October 2023, the Human Capital Management and Compensation Committee worked with Aon to develop a new approach to comparator groups that better reflects the Company’s market for talent. As such, the Company identified the following two comparator groups: (i) middle market private equity firms and (ii) Life Sciences companies.
Middle Market Private Equity Firms
In connection with the transformation of the Company’s profile to focus on royalty assets, the Company’s market for talent has evolved to focus on “dealmakers”. Our primary source of talent for these individuals is private equity firms and other organizations focused on pharmaceutical and life science royalty investing. In order to attract and retain these uniquely talented individuals, Ligand needs to understand the competitive compensation market for these companies. Accordingly, the Human Capital Management and Compensation Committee worked with Aon to identify middle market private equity firms participating in the McLagan survey with flagship fund sizes between $1.0 billion and $5.0 billion. The middle market private equity firm comparator group was comprised of the following 34 companies:

65 Equity Partners	Crestview	OrbiMed Advisors
Altas	Deerfield Management	Paine Schwartz Partners
Audax Management Company, LLC	Dorilton Capital	Quilvest Capital Partners
BDT Capital Partners, LLC	GI Partners	Riverside Company
Berkshire Partners	Great Hill Partners	SK Capital Partners
Bruin Capital	J.F. Lehman & Company	Stellex Capital Partners
CapitalG	KSL Capital Partners, LLC	TH Lee
CC Capital Management, LLC	LLR Partners	The Sterling Group
Centerbridge Partners	Madison Dearborn	Trive Capital
Charlesbank Capital Partners	MidOcean Partners	Warren Equity Partners
Corsair Capital	Northleaf Capital Partners
Court Square Capital Partners	Norwest Equity Partners
Life Sciences Peer Group
The Human Capital Management and Compensation Committee also worked with Aon to update the peer group of Life Sciences companies, which will serve as market reference point for operational roles.
The peer group was not selected on the basis of executive compensation levels and reflects companies that are our peers in terms of our then current business model and stage of development, including the number of programs maintained by us and the importance of licensing to our business model.
The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. In addition to the criteria related to finding companies with similar business models and at a similar stage of development as Ligand. Given the significant shifts in our corporate strategy, the Human Capital Management and Compensation Committee and Aon undertook a comprehensive review of the corporate profile and peer group construction process, which resulted in a peer group refresh to better align with the Company’s transformed business and market for talent. Following that process, the peer criteria are as follows:

Peer Group Selection Criteria
•Pharmaceuticals, Late-Stage Pre-Commercial & Commercial, with consideration towards Ligand’s various assets.
•Revenues ranging from $0 million to $400 million. At the time the peer group was established in October 2023, Ligand was positioned at the 86th percentile of the peer group for projected revenues for fiscal year 2023.

•Market capitalizations between $300 million and $3.0 billion. Ligand’s 30-day average market capitalization as of October 2023 was approximately $1.04 billion. The peer group ranged between 1/3x to 3x of Ligand’s 30-day average. Ligand’s market capitalization was positioned at the 50th percentile of the approved peer group.

•Companies with a headcount generally below 130 employees.
The life sciences peer group companies for 2024 compensation was comprised of the following companies:

89bio	Day One Biopharmaceuticals	SIGA Technologies
Akero Therapeutics	HilleVax	Structure Therapeutics
Ardelyx	Innoviva	Summit Therapeutics
Assertio	Liquidia	Theravance Biopharma
Cassava Sciences	Madrigal Pharmaceuticals	Ventyx Biopharma
Catalyst Pharmaceuticals	MoonLake Immunotherapeutics	Vera Therapeutics
CymaBay Therapeutics	Protagonist Therapeutics

The peer group compensation data is derived from public filings and information reported to Aon in its proprietary compensation survey. The pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of our immediate peer group and includes a wide range of other organizations outside of our traditional competitors, which range is represented by such surveys. As a result, the Human Capital Management and Compensation Committee uses peer group data to analyze the overall competitiveness of our compensation with our direct peers and our general compensation philosophy, and to determine equity award levels for the named executive officers, but also relies on industry survey data in determining actual executive compensation.
ELEMENTS OF COMPENSATION
Base Compensation
Annual base salary increases are based upon the performance of the executive officers, internal pay equity considerations and peer practices, as assessed by the Chief Executive Officer (for executives other than himself) and approved by the Human Capital Management and Compensation Committee. The Human Capital Management and Compensation Committee assesses these factors with respect to the Chief Executive Officer.
For 2024, Mr. Davis received a 7.7% increase in base salary compared to 2023, Mr. Espinoza received an 8.4% increase in base salary compared to 2023, Mr. Reardon received a 4.0% increase in base salary compared to 2023, and Mr. Korenberg received a 4.0% increase in base salary compared to 2023. These increases were determined to be appropriate by our Human Capital Management and Compensation Committee in light of individual and Company performance and to ensure that the base salaries of our named executive officers continued to be generally consistent with our pay positioning philosophy, as described above. The annualized base salaries for our named executive officers in 2024 were as follows:

Name	2024 Base Salary	% Base Salary Increase (Over 2023)
Todd C. Davis	$700,000	7.7%
Tavo Espinoza	472,600	8.4%
Andrew Reardon	453,400	4.0%
Matthew Korenberg(1)	572,800	4.0%
(1) Mr. Korenberg resigned from his position as President and Chief Operating Officer effective October 15, 2024.
Annual Performance-Based Cash Compensation
It is the Human Capital Management and Compensation Committee’s objective to have a substantial portion of each named executive officer’s compensation contingent upon company performance. Our annual performance-based bonus program provides for cash bonus payments tied to achievement of key annual corporate performance objectives established by the Board for such purpose. Our annual performance-based bonus program is intended to complement our long-term equity program, which more directly aligns realized executive compensation with longer-term share price and corporate objectives.
Target Annual Bonus Opportunities
The target incentive opportunities for our named executive officers for 2024 are set forth in the table below. Each executive’s annual bonus is tied 100% to corporate performance. The target incentive opportunity for Mr. Davis as a percentage of base salary increased by 16.7% in 2024 compared to 2023 and is within our pay positioning philosophy, as described above. The target incentive opportunities for the remaining named executive officers remained unchanged from 2023.

Name	2024 Target Bonus (as a % of Base Salary)
Todd C. Davis	70%
Tavo Espinoza	40%
Andrew Reardon	40%
Matthew Korenberg	50%
2024 Corporate Performance Objectives and Achievements

At the beginning of each year, the Board sets corporate objectives for the year in a number of areas after considering management input and our overall strategic objectives. Following the conclusion of each year, the Human Capital Management and Compensation Committee assesses the level of achievement relative to these corporate objectives. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total annual bonus. The Human Capital Management and Compensation Committee retains the discretion to reduce the final bonus payout to a named executive officer based on other factors deemed relevant to assessing the company’s performance in comparison to its peers and the industry.
In January 2024, the Human Capital Management and Compensation Committee and the Board approved the performance objectives for the 2024 annual bonus program. The metrics were established after careful consideration of key short-term corporate goals. The performance goals were deemed to be challenging, yet attainable, by the Human Capital Management and Compensation Committee

Objective	Actual	Performance Achievement
Financial •Revenue of $143 million (or $130 million without Apeiron) •Core cash flow(1) of $94 million (or $85 million without Apeiron)	•Revenue of $167 million – 117% of target goal •Core cash flow of $105 million – 112% of target goal	115%
Business Development •Execute transactions to add at least five new programs to the portfolio that are in clinical development or more advanced	•Added twelve new programs through acquisitions, assets purchase and other investments	171%
Operations •Complete Pelthos transaction •Complete at least 5 new Captisol license or CUA transactions •Complete organizational realignment and build-out •Increase investor relations activity and shareholder interaction	•Pelthos transaction - 3 term sheets with viable partners •Captisol - 6 Captisol Use Agreements and 1 license agreement •Organizational realignment and build-out - successfully completed •Increased participation by institutional investors, expanded research analyst coverage, restructured investor relation team to enhance investor focus and implement a strategic approach for improved outcomes	110%
(1)    Core cash flow for annual bonus plan purposes is a non-GAAP measure and is generally calculated as revenue less 1) cost of sales, and 2) cash operating expenses.

In evaluating management’s performance against our 2024 corporate objectives in December 2024, our Human Capital Management and Compensation Committee assessed performance relative to the predefined goals to be in line with the targeted levels of performance anticipated by the Board when such objectives were first established. In addition, our Human Capital Management and Compensation Committee considered our business achievements in 2024 as discussed above under “2024 Business Highlights.” With the performance against the pre-established goals, our Human Capital Management and Compensation Committee determined to payout annual bonuses to the executives at 130% of target (other than for Mr. Korenberg, who resigned effective as of October 15, 2024 and received a bonus amount of 50% of target in connection with his resignation).

2024 Annual Bonus Determinations

Name	Base Salary	Target Bonus (as % of base salary)	Corporate Performance Achievement %	Total 2024 Annual Bonus(1)
Todd Davis	$700,000	70%	130%	$637,000
Tavo Espinoza	472,600	40%	130%	250,000
Andrew Reardon	453,400	40%	130%	240,000
Matthew Korenberg	572,800	50%	50%	142,789(2)
(1) Annual bonus amounts were calculated based on the actual salary earned during 2024 for the executives.
(2) Mr. Korenberg resigned from his position as President and Chief Operating Officer effective October 15, 2024. Mr. Korenberg received a bonus amount equal to 50% of his target bonus opportunity (50% of base salary) pursuant to his separation agreement.
Long-Term Performance-Based Equity Incentive Program
Our long-term performance-based compensation is designed to link the ultimate level of an executive officer’s compensation to our stock price performance and long-term stockholder interests while creating an incentive for sustained growth. All equity awards granted in 2024 for our executive officers were granted under our 2002 Plan.
Equity Vehicles
We provide equity compensation to our named executive officers through grants of stock options, RSUs and PSUs. For 2024 annual award purposes, these equity vehicles were weighted at 40%, 27% and 33%, respectively.
•Time-based stock options granted to our named executive officers generally have a four-year vesting schedule designed to provide an incentive for continued employment, with a six-month vesting cliff and vesting in equal monthly increments thereafter. Options have a ten-year term and an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant. Accordingly, options will provide a return to the executive officer only if the market price of the shares appreciates over the option term.
•Time-based restricted stock units generally vest in equal annual installments over three years.
•Performance stock units are a significant component of our annual long-term equity incentive awards for our named executive officers that vest based on key corporate and financial objectives over multi-year performance periods. At the time of grant, our Human Capital Management and Compensation Committee conducts a review of the performance measures and associated payout levels, the rigor of the performance goals and their alignment with performance. Our PSUs are structured with two staggered performance periods to provide our Human Capital Management and Compensation Committee the ability to design performance objectives that are tailored to specifically drive long-term stockholder value creation over varying time horizons. This staggered performance period design results in PSUs from two awards vesting each year and facilitates more diversity in performance objectives.
The Human Capital Management and Compensation Committee views granting equity awards as both a valuable retention device and a means to effectively align the interests of our named executive officers with our long-term objectives and stockholder interests. In line with the retention benefits of our equity awards, the Human Capital Management and Compensation Committee therefore also reviews the status of vesting and number of vested versus unvested awards at the time of grant. Guidelines for the number of equity awards granted to each executive officer are determined using a procedure approved by the Human Capital Management and Compensation Committee based upon several factors, including the executive officer’s level of responsibility, performance, retention power of previously granted equity awards, and the value of the equity awards at the time of grant. We emphasize long-term equity incentive compensation within our named executive officers' total target compensation opportunity. While we do not set target equity compensation at a specific level relative to our peer group, annual target equity opportunities may exceed the median of executive officers performing similar job functions at companies in our peer groups if the Human Capital Management and Compensation Committee believes that is appropriate based on its review of the foregoing factors, each executive’s total compensation and individual executive officer performance.
2024 Annual Awards
Our Human Capital Management and Compensation Committee’s long-standing practice has been to grant all equity awards on a predetermined schedule. In January 2024, our Human Capital Management and Compensation Committee approved annual long-term incentive awards to our named executive officers as described in the table below.

Name	Total Stock Option Target Value (40%)	Number of Stock Options Granted(1)	Total RSU Target Value (27%)	Number of RSUs Granted(2)	Total PSU Target Value (33%)	Number of PSUs Granted (at Target)(2)
Todd Davis	$3,600,000	131,723	$2,430,000	32,436	$2,970,000	39,644
Tavo Espinoza	800,000	29,272	540,000	7,208	660,000	8,810
Andrew Reardon	800,000	29,272	540,000	7,208	660,000	8,810
Matthew Korenberg	1,600,000	59,544	1,080,000	14,416	1,320,000	17,619
(1) The actual number of options awarded was calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).
(2) The actual number of RSUs and PSUs awarded is calculated by dividing (a) the target grant value of the RSU and PSU awards, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period through and including January 29, 2024.

Our Human Capital Management and Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and the Company does not time the disclosure of such material nonpublic information for purposes of affecting the value of executive compensation. The timing of grants is aligned with the start of the new fiscal year as a way to incentivize the executives to deliver on our strategic objectives for the new fiscal year. The following table presents information regarding option awards granted to our NEOs in the fiscal year 2024, during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing material nonpublic information and ending one business day after the filing or furnishing of such report with the SEC.

Name	Grant date(1)	Number of securities underlying the award	Exercise price of the award ($/share)	Grant date fair value of the award	Percentage change in the closing market price of the securities underlying the award between the trading ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately
					following the disclosure of material nonpublic information
Todd Davis	2/27/2024	131,723	89.20	5,142,650	20%
Tavo Espinoza	2/27/2024	29,272	89.20	1,142,820	20%
Andrew Reardon	2/27/2024	29,272	89.20	1,142,820	20%
Matthew Korenberg	2/27/2024	59,544	89.20	2,285,640	20%
(1) On February 27, 2024, the Company reported its financial results for the three and twelve months ended December 31, 2023 on Form 8-K. On February 29, 2024, the Company reported its financial results for the fiscal year 2023 on Form 10-K.
The primary reason for the significant increase in the grant date value of equity awards relative to the approved target values was that our stock price spiked on the date of grant due to a general misunderstanding in the market of the status of any royalties from Viking Therapeutics, which reported earnings on the same day as Ligand. Over the next several trading days, Ligand’s stock price returned to the low to mid $70s as the Viking Therapeutics royalty arrangement was clarified. As a result of the stock price spike, 2024 equity grant date values were inflated and executives were granted stock options with an exercise price that was approximately 20% higher than the share price several days later, resulting in the stock options being underwater shortly after grant.
The annual time-based stock options and RSUs granted to our named executive officers and reflected in the table above vest in accordance with the standard vesting schedules described above.
The PSUs granted by our Human Capital Management and Compensation Committee in 2024 (the “2024 PSUs”) were divided into two equally weighted components: one subject to the level of projected 2028 revenue derived from acquired assets between January 1, 2024 and December 31, 2025 and one tied to the compound annual growth rate (“CAGR”) of adjusted EPS achieved over the three year period ending December 31, 2026. Our Human Capital Management and Compensation Committee selected these performance measures in order to drive the key behaviors that reinforce and align pay with stockholder returns.
Threshold, target and maximum performance levels for both components of the 2024 PSUs were established, as described below. The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible as well as align with stockholders’ interests, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
Projected 2028 Revenue from Acquired Assets Component. The performance-based vesting requirement for the projected 2028 revenue component of the 2024 PSUs is based on the level of Ligand’s revenue generated from newly acquired assets between January 1, 2024 and December 31, 2025 (“Revenue Performance Period”).

Projected 2028 Revenue from Acquired Assets During Revenue Performance Period	% OF TARGET PAID
$65 million	200%
$55 million	150%
$45 million	100%
$35 million	50%
< $35 million	—%
Performance between achievement levels will be determined by linear interpolation. Except as described below, to receive the earned shares, an executive officer must generally remain employed with us through the last day of the applicable performance period.
Adjusted EPS CAGR Component. The performance-based vesting requirement for the Adjusted EPS CAGR component of the 2024 PSUs is based on the compound annual growth rate of Adjusted EPS over a three-year period, ending December 31, 2026.

Adjusted EPS		Adjusted EPS CAGR for Adjusted EPS Performance Period	Adjusted EPS CAGR Performance Multiplier
2023	2026
$4.06	$7.93	25%	200%
$4.06	$7.02	20%	150%
$4.06	$6.17	15%	100%
$4.06	$5.40	10%	50%
$4.06	<$5.40	<10%	—%
Performance between achievement levels will be determined by linear interpolation. Except as described below, to receive the earned shares, an executive officer must generally remain employed with us through the last day of the performance period.
OTHER ELEMENTS OF COMPENSATION AND PERQUISITES
We also provide our named executive officers and other employees the following benefits and perquisites.
Health and Welfare Benefits
We provide to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to its other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.
We provide each named executive officer such disability and/or life insurance as we may from time to time make available to our other employees of the same level of employment. We pay the premiums for this life insurance coverage for the named executive officers.
Defined Contribution Plan
We and our designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We also make matching contributions to the 401(k) Plan. In 2024, the match was equal to $0.50 per each $1.00 contributed by an employee up to an annual maximum of $6,000 per year.
Employee Stock Purchase Plan

Our 2002 Employee Stock Purchase Plan, as amended, which is intended to qualify under Section 423 of the Internal Revenue Code, permit participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of our common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.
Limited Perquisites and Other Benefits
We make available certain other perquisites or fringe benefits to named executive officers and other employees, such as tuition reimbursement, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $11,000 for each named executive officer in the last fiscal year.
CLAWBACK POLICY
We have adopted a clawback policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and Nasdaq Listing Standards implemented pursuant to the Dodd-Frank Act. Under our clawback policy, in the event that we are required to prepare an accounting restatement, we will attempt to recover from our current or former Section 16 officers the pre-tax amount of any erroneously awarded incentive compensation as required by such rules and listing standards. For purposes of the clawback policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any measures determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, as well as stock or share price and total shareholder return. There were no events during fiscal year 2024 that triggered a right to a clawback or recoupment from any of our Section 16 officers pursuant to our clawback policy.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following an involuntary termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control severance benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our named executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with an involuntary termination following a change in control.
Severance Agreement with Todd C. Davis
We entered into a severance agreement with Mr. Davis in connection with his appointment as our Chief Executive Officer. In the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason prior to a change in control of the Company or more than 24 months following a change in control of the Company, he will be eligible to receive a severance benefit equal to:
•eighteen months of his base salary at the rate in effect at the time of involuntary termination; plus
•eighteen multiplied by the monthly premium he would be required to pay for continued health coverage for himself and his eligible dependents.
In the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason within 24 months following a change in control of our company, he will be eligible to receive a severance benefit equal to:
•two times the annual rate of base salary in effect at the time of involuntary termination; plus
•two times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus

•twenty-four multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself and his eligible dependents.
The foregoing severance amounts will be payable in a lump sum following Mr. Davis’ termination of employment, subject to his execution of a general release of claims acceptable to us.
The severance agreement also provides that in the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason, all of Mr. Davis’ outstanding stock awards will vest in the event of such involuntary termination (provided that the acceleration of performance-based awards will be governed by the applicable award agreements). In addition, the post-termination exercise period of Mr. Davis’ stock options will be extended from three months to the date that is 24 months following the date of termination (but in no event beyond the original expiration date of such options), subject to his agreement to certain restrictions on the transfer of shares of the Company’s common stock held by him.
For purposes of the severance agreement, an involuntary termination is either a termination of Mr. Davis’ employment by us without cause or his resignation for good reason. “Cause” is generally defined as Mr. Davis’ conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, his willful and material breach of any obligation or duty under the employment agreement, any confidentiality and proprietary rights agreement or any written employment or other written policies that have previously been furnished to him, which breach is not cured within 30 days after written notice thereof is received by him, if such breach is capable of cure, Mr. Davis’ gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his duties, or his continuing failure or refusal to perform his assigned duties or to comply with reasonable directives of the Board that are consistent with his job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by him.
For purposes of the Mr. Davis severance agreement, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his duties, or any other action or inaction that constitutes a material breach by us or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to us of the occurrence of any of the foregoing events or conditions without his written consent within 90 days of the occurrence of such event. We will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.
For purposes of Mr. Davis’ severance agreement, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.
Change in Control Arrangements
In addition to our agreement with Mr. Davis, we have change in control severance agreements with our other named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason within 24 months following a change in control of our company, he or she will be eligible to receive a severance benefit equal to:
•one times the annual rate of base salary in effect for such officer at the time of involuntary termination; plus
•one times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus
•twelve multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.
The foregoing severance amounts will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
The change in control severance agreements also provide that all of the participating named executive officer’s outstanding stock awards will vest in the event of such a termination (provided that the acceleration of performance-based awards will be governed by the applicable award agreements). In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination, unless a longer date is specified in the relevant grant agreement (but in no event beyond the original expiration date of such options). For purposes of the change in control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his resignation for good reason. “Cause” and “good reason” have the same definitions as given to such terms under Mr. Davis’ severance agreement described above.

For purposes of the change in control severance agreements, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.
Severance Plan
We maintain the Ligand Pharmaceuticals Incorporated Severance Plan to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers (other than Mr. Davis) is eligible to participate in the severance plan, provided that he or she is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination by us without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by the Board or a committee thereof, such named executive officer will not be eligible for benefits under the severance plan.
Under the terms of the severance plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for his fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
For purposes of the severance plan, “cause” is generally defined as an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of our confidential or proprietary information or trade secrets, an officer’s commission of any material violation of our policies, or an officer’s commission of any other intentional misconduct which adversely affects our business or affairs in a material manner.
Change in Control Acceleration of Equity Awards
In the event outstanding awards under our 2002 Plan or our Inducement Plan are not assumed or replaced with a comparable award or cash incentive program in connection with any such merger or asset sale, or change in ownership or control, such awards shall vest in full, unless such accelerated vesting is precluded by a limitation set forth in the applicable award agreement.
In the event the equity is assumed or replaced, the severance agreement or change in control severance agreement in place with each name executive officer and the terms of the relevant grant documents would apply.
Under the 2002 Plan, a “change in control” is generally defined as:
•a merger, consolidation or reorganization of our company in which 50% or more of our voting securities change ownership;
•the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company; or
•a change in control of our company effected through a successful tender offer for more than 50% of our outstanding common stock or through a change in the majority of the Board as a result of one or more contested elections for board membership.
In addition, the PSUs granted to the named executive officers in 2023 and 2024 contain additional vesting provisions that will apply in the event of a change in control. In the event of a change in control prior to the end of both of the applicable performance periods under the PSUs, the number of PSUs in which a named executive will be eligible to vest under each PSU will be set at the “target” number of units (as set forth in the applicable grant document), which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” PSUs vesting on the last day of the first performance period and 50% of such “target” PSUs vesting on the last day of the second performance period. In the event of a change in control after the completion of the first performance period but prior to the completion of the second performance period, the remaining number of PSUs in which a participant will be eligible to vest under each PSU will be set at 50% of the “target” number of PSUs, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service through the last day of the second performance period.

Separation Agreement with Matthew Korenberg
Matt Korenberg resigned from his position as President and Chief Operating Officer effective October 15, 2024. See details in “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control” described below regarding the benefits provided to Mr. Korenberg in connection with his resignation
RISK ASSESSMENT OF COMPENSATION POLICIES AND PROGRAMS
Management annually assesses our compensation policies and programs for all employees for purposes of determining the enterprise risks faced by us in connection with such policies and programs and presents its assessment to our Human Capital Management and Compensation Committee. Based on these assessments, management has concluded, and the Human Capital Management and Compensation Committee has agreed, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on us. In connection with their review, management and the Human Capital Management and Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:
•The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
•Corporate performance objectives are designed to be consistent with our overall business plan and strategy, as approved by the Board.
•The determination of executive incentive awards is based on a review of a variety of indicators of performance, reducing the risk associated with any single indicator of performance.
•Our equity awards generally vest over multi-year periods.
•The Human Capital Management and Compensation Committee has the right to exercise negative discretion over executive annual incentive plan payments.
POLICIES REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to “covered employees” to the extent that compensation exceeds $1.0 million per covered employee in any fiscal year. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Human Capital Management and Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE REPORT
The Human Capital Management and Compensation Committee of the board of directors has submitted the following report for inclusion in this proxy statement:
The Human Capital Management and Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with the company’s management. Based on the review and discussions, the Human Capital Management and Compensation Committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2024.
This report of the Human Capital Management and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the Human Capital Management and Compensation Committee.
Jason Haas, Chair
Jason M. Aryeh
John L. LaMattina, Ph.D.

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2024, 2023 and 2022:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Todd C. Davis(4)	2024	$695,834	$6,429,536	$5,142,650	$637,000	$9,960	$12,914,980
Chief Executive Officer	2023	650,007	3,378,456	1,788,095	390,000	9,960	6,216,518
	2022	49,243	79,607	5,001,298	—	65,021	5,195,169

Tavo Espinoza	2024	469,550	1,428,806	1,142,820	250,000	7,380	3,298,556
Chief Financial Officer	2023	433,005	1,201,271	635,773	173,202	7,380	2,450,631
	2022	330,097	1,385,048	1,430,012	119,715	7,380	3,272,252

Andrew Reardon	2024	451,950	1,428,806	1,142,820	240,000	7,380	3,270,956
Chief Legal Officer and Secretary	2023	434,262	1,126,169	596,045	173,705	6,900	2,337,081
	2022	172,917	1,023,470	1,746,108	62,250	2,909	3,007,654

Matthew Korenberg(5)	2024	385,545	6,716,643	5,802,366	142,789	118,326	13,165,669
	2023	549,912	1,801,880	953,640	274,956	6,900	3,587,288
Former President and Chief Operating Officer	2022	519,858	2,691,809	3,089,749	234,229	6,900	6,542,545

(1)    Reflects the grant date fair value for stock and option awards granted in 2022, 2023 and 2024, calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, (“Topic 718”). The assumptions used to calculate the value of stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025. For Mr. Davis, also includes the grant date fair value for stock and option awards granted to him in 2022 for his service as a member of the Board prior to his appointment as our Chief Executive Officer effective December 5, 2022 in the amount of $79,607 and $251,449, respectively. With respect to the PSU awards included in the Summary Compensation Table, these amounts include the grant date fair value of such PSUs granted to each of the named executive officers based on the estimated probable outcome of the performance-based objectives applicable to such awards on the grant date. Additionally, the amounts in the Stock Awards and Option Awards columns for Mr. Korenberg include the aggregate incremental fair value of the outstanding RSU, PSU and option awards, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company.
With respect to the PSUs granted in 2024, the number of PSUs that are eligible to vest will be determined based on the measurement of two equally weighted metrics, the level of projected 2028 revenue derived from acquired assets over a two year period ending December 31, 2025 and the compound annual growth rate of adjusted EPS achieved over the two year period ending December 31, 2026. The grant date fair value of the PSUs granted during 2024 included in this column was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2024, assuming maximum achievement of the applicable performance objectives, was $7,072,490 for Mr. Davis, $3,143,230 for Mr. Korenberg, $1,571,704 for Mr. Espinoza and $1,571,704 for Mr. Reardon.
For the 2024 equity grant, the primary reason for the significant increase in the grant date value of equity awards relative to the approved target values was that our stock price spiked on the date of grant due to a misunderstanding of royalties from Viking Therapeutics, which reported earnings on the same day as Ligand. Over the next several trading days, Ligand’s stock price returned to the low to mid $70s as the royalty arrangement was clarified. As a result of the stock price spike, 2024 equity grant date values were inflated and executives were granted stock options with an exercise price that was approximately 20% higher than the share price several days later, resulting in the stock options being underwater shortly after grant.
(2)    Represents performance bonus awards under the management bonus plan earned in 2022, 2023 and 2024 but paid in the subsequent year.
(3) Represents life insurance premiums paid by us for each year represented in the table, as follows: $3,960 in 2024 and 2023 for Mr. Davis, $713 in 2024 and $900 in 2023 and 2022 for Mr. Korenberg, $1,380 in 2024, 2023 and 2022 for Mr. Espinoza, and $1,380 in 2024, $900 in 2023, and $337 in 2022 for Mr. Reardon. The amount also includes 401(k) matching funds paid by us for the named executive officers, as follows: $6,000 for each named executive officer in 2024 and 2023; $2,572 for Mr. Reardon, and $6,000 for the remaining named executive officers (other than Mr. Davis) in 2022.

In addition, the amount for Mr. Korenberg in 2024 includes $66,089 for his accrued paid time off balance paid upon his resignation, $23,904 in severance payments, $7,278 in continued health benefit coverage, and $14,343 consulting services pursuant to his separation agreement with the Company. As discussed above in footnote (1), Mr. Korenberg’s outstanding equity awards accelerated in connection with his separation from the Company and the modification expense related to this acceleration of the RSU, PSU, and option awards is included in the Stock Awards and Option Awards columns of this table for Mr. Korenberg. Mr. Korenberg has the ability to exercise any stock awards that he held on December 31, 2024 through March 1, 2026.
Additionally, the amount for Mr. Davis in 2022 includes the cash retainers paid to Mr. Davis received for his service on the Board prior to his appointment as our Chief Executive Officer effective as of December 5, 2022 in the amount of $65,021. Mr. Davis did not receive any 401(k) matching funds during 2022.
(4) For Mr. Davis, his salary in 2022 represents the pro-rated base salary in the amount of $49,243 after his appointment as our Chief Executive Officer effective as of December 5, 2022.
(5) For Mr. Korenberg, his salary in 2024 represents the pro-rated base salary paid prior to his resignation as our President and Chief Operating Officer effective as of October 15, 2024.
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2024
The following table summarizes plan-based awards granted to our named executive officers during fiscal year 2024:

Name	Grant Date	Date of Board Action approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd C. Davis
	01/30/24	01/30/24	—	490,000	—	—	—	—	—	—	—	—
	02/27/24	02/27/24	—	—	—	—	39,644	79,288	—	—	—	3,536,245
	02/27/24	02/27/24	—	—	—	—	—	—	32,436	—	—	2,893,291
	02/27/24	02/27/24	—	—	—	—	—	—	—	131,723	89.20	5,142,650
Tavo Espinoza
	01/30/24	01/30/24	—	189,040	—	—	—	—	—	—	—	—
	02/27/24	02/27/24	—	—	—	—	8,810	17,620	—	—	—	785,852
	02/27/24	02/27/24	—	—	—	—	—	—	7,208	—	—	642,954
	02/27/24	02/27/24	—	—	—	—	—	—	—	29,272	89.20	1,142,820
Andrew Reardon
	1/30/24	1/30/24	—	181,360	—	—	—	—	—	—	—	—
	2/27/24	2/27/24	—	—	—	—	8,810	17,620	—	—	—	785,852
	2/27/24	2/27/24	—	—	—	—	—	—	7,208	—	—	642,954
	2/27/24	2/27/24	—	—	—	—	—	—	—	29,272	89.20	1,142,820
Matthew Korenberg(6)
	1/30/24	1/30/24	—	142,742	—	—	—	—	—	—	—	—
	2/27/24	2/27/24	—	—	—	—	17,619	35,238	—	—	—	1,571,615
	2/27/24	2/27/24	—	—	—	—	—	—	14,416	—	—	1,285,907
	2/27/24	2/27/24	—	—	—	—	—	—	—	58,544	89.20	2,285,640
	8/2/24(7)	8/2/24	—	—	—	—	—	—	—	—	—	2,603,427
	8/2/24(8)	8/2/24	—	—	—	—	—	—	—	—	—	371,697
	8/2/24(9)	8/2/24	—	—	—	—	—	—	—	—	—	541,602
	8/2/24(10)	8/2/24	—	—	—	—	—	—	—	—	—	789,808
	8/2/24(11)	8/2/24	—	—	—	—	—	—	—	—	—	726,363
	8/2/24(12)	8/2/24	—	—	—	—	—	—	—	—	—	643,919
	8/2/24(13)	8/2/24	—	—	—	—	—	—	—	—	—	1,149,157
	8/2/24(14)	8/2/24	—	—	—	—	—	—	—	—	—	218,526
	8/2/24(15)	8/2/24	—	—	—	—	—	—	—	—	—	331,349
(1)    Represents the target cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(2)    The PSUs are eligible to vest based on objectives related to our projected revenue derived from assets acquired between January 1, 2024 and December 31, 2025 and the compound annual growth rate of Adjusted EPS between January 1, 2024 and ending December 31, 2026, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to each objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(3)    The RSU awards granted to the named executive officers vest in equal installments over a three year period on each of February 15, 2025, 2026 and 2027. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(4)     Each option grant to the named executive officers vests 12.5% on August 27, 2024 and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.

(5)    Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025. With respect to awards, the vesting of which is performance-based, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. See additional disclosure in footnote (1) under the “Summary Compensation Table” above.
(6)    Matthew Korenberg resigned on October 15, 2024. Mr. Korenberg’s bonus was paid out assuming a target bonus of 50% of base salary, with a corporate performance achievement of 50% of target for the duration of his tenure in 2024.
(7)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2022 option awards, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Option Awards column of the Summary Compensation Table.
(8)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2023 option awards, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Option Awards column of the Summary Compensation Table.
(9)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2024 option awards, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Option Awards column of the Summary Compensation Table.
(10)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2022 PSUs, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Stock Awards column of the Summary Compensation Table.
(11)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2023 PSUs, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Stock Awards column of the Summary Compensation Table.
(12)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2024 PSUs, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Stock Awards column of the Summary Compensation Table.
(13)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2022 RSUs, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Stock Awards column of the Summary Compensation Table.
(14)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2023 RSUs, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Stock Awards column of the Summary Compensation Table.
(15)    Amounts disclosed in this row reflect the incremental fair value expense calculated in accordance with Topic 718 that was recognized in connection with the modification of the outstanding 2024 RSUs, the vesting of which was accelerated in connection with Mr. Korenberg’s separation from the Company. This amount is included in the Stock Awards column of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on all stock and option awards held by our named executive officers as of December 31, 2024. All outstanding equity awards are in shares of our common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Expiration Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Todd C. Davis	66,000	66,000	—	69.70	12/4/2032	—	—	—	—
	1,041	1,040	—	67.03	12/21/2032	—	—	—	—
	21,165	23,682	—	75.09	2/22/2033	—	—	—	—
	27,443	103,159	—	89.20	2/26/2034	—	—	—	—
	—	—	—	—	—	43,772(4)	4,690,170	—	—
	—	—	—	—	—	—	—	39,644(5)	4,247,855
	—	—	—	—	—	—	—	20,783(6)	2,226,898
Tavo Espinoza	466	—	—	80.72	8/1/2026	—	—	—	—
	1,607	—	—	58.49	2/24/2027	—	—	—	—
	3,057	—	—	92.65	3/1/2028	—	—	—	—
	2,074	—	—	70.04	1/31/2029	—	—	—	—
	3,348	—	—	68.74	2/10/2029	—	—	—	—
	2,869	—	—	55.75	2/12/2030	—	—	—	—
	7,240	—	—	57.22	10/1/2030	—	—	—	—
	4,186	—	—	103.42	2/3/2031	—	—	—	—
	11,537	4,642	—	52.84	5/4/2032	—	—	—	—
	8,456	8,951	—	63.62	12/12/2032	—	—	—	—
	3,310	3,310	—	67.03	12/21/2032	—	—	—	—
	7,526	8,209	—	75.09	2/22/2033	—	—	—	—
	6,098	21,508	—	89.20	2/26/2034
	—	—	—	—	—	16,443(7)	1,761,867	—	—
	—	—	—	—	—	—	—	8,810(5)	943,992
	—	—	—	—	—	—	—	7,390(6)	791,839
	—	—	—	—	—	—	—	3,432(8)	367,739
Andrew Reardon	29,055	30,389	—	52.27	7/31/2032	—	—	—	—
	7,056	8,337	—	75.09	2/22/2033	—	—	—	—
	6,098	21,472	—	89.20	2/26/2034
	—	—	—	—	—	13,845(9)	1,483,492	—	—
	—	—	—	—	—	—	—	8,810(5)	943,992
	—	—	—	—	—	—	—	6,928(6)	742,335
	—	—	—	—	—	—	—	3,432(8)	367,739
(1)    Each option grant to the named executive officers has a ten year term from the date of grant. Except as described below, each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. The option grants to Mr. Davis prior to December 2022 were granted to him in his capacity as a non-employee director and vested on the earlier of (A) the date of the next annual meeting of our stockholders following the grant date or (B) on the first anniversary of the date of grant. For a description of the change in control provisions applicable to the stock option awards, see “Severance and Change in Control Arrangements” above.
(2)    Except as described below, the RSU awards granted to the named executive officers vest over a three year period in equal installments on February 15 of the first three calendar years following the year in which the date of grant occurs. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(3)    Computed by multiplying the closing market price of our common stock on December 31, 2024, the last trading day of 2024, of $107.15, by the number of shares of common stock subject to such award.
(4)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Davis: 11,336 unvested RSUs granted on February 23, 2023, and 32,436 unvested RSUs granted on February 27, 2024. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.

(5)    Represents the “target” number of PSUs granted to the named executive officer in 2024. The PSUs granted in 2024 are eligible to vest based on objectives related to projected revenue derived from assets acquired between January 1, 2024 and December 31, 2025 and the compound annual growth rate of Adjusted EPS between January 1, 2024 and ending December 31, 2026, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to each objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The “target” number of 2024 PSUs granted to the named executive officers that remain eligible to vest are as follows: Mr. Davis, 39,644 shares, Mr. Espinoza, 8,810 shares, and Mr. Reardon, 8,810 shares. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(6)    Represents the “target” number of PSUs granted to the named executive officer in 2023. The PSUs granted in 2023 are eligible to vest based on the achievement of TSR relative to the NASDAQ Biotechnology Index for three year performance period commencing January 1, 2023 and ending December 31, 2025 (and a possible performance multiplier of 200% for “maximum” performance), and the number of new programs for the two year performance period commencing January 1, 2023 and ending December 31, 2024. Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The “target” number of 2023 PSUs granted to the named executive officers that remain eligible to vest are as follows: Mr. Davis, 20,783 shares, Mr. Espinoza, 7,390 shares, and Mr. Reardon, 6,928 shares. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(7)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Espinoza: 1,539 unvested RSUs granted on June 10, 2022, 3,666 unvested RSUs granted on December 13, 2022, 4,030 unvested RSUs granted on February 23, 2023, and 7,208 unvested RSUs granted on February 27, 2024. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(8)        Represents the remaining portion of the “target” number of PSUs granted to the named executive officer in 2022. This portion of PSUs granted in 2022 is eligible to vest based on the achievement of certain combined TSR goals of Ligand and OmniAb relative to the NASDAQ Biotechnology Index during the period commencing on the completion of the OmniAb spin-off and ending December 31, 2024 (and a possible performance multiplier of 200% for “maximum” performance). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The “target” number of 2022 PSUs granted to the named executive officers that remain eligible to vest based on the relative TSR objective are as follows: Mr. Espinoza, 3,432 shares, and Mr. Reardon, 3,432 shares. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(9)        This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Reardon: 2,859 unvested RSUs granted on August 10, 2022, 3,778 unvested RSUs granted on February 23, 2023, and 7,208 unvested RSUs granted on February 27, 2024. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2024
The following table provides information on stock option exercises and stock vesting in fiscal 2024 by our named executive officers.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Todd C. Davis	16,015	189,892	5,669	423,191
Tavo Espinoza	10,420	174,066	7,807	761,962
Andrew Reardon	13,500	483,596	4,751	427,632
Matthew Korenberg(3)	46,779	2,586,207	57,539	5,521,861
(1)    Computed by multiplying the (a) the closing market price of our common stock on the exercise date, less the option exercise price per share, multiplied by (b) the number of shares acquired upon exercise of the option.
(2)    Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs or PSUs subject to such award vesting on the applicable vesting date.
(3) Mr. Korenberg resigned from his role as President and Chief Operating Officer effective October 15, 2024.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes potential change in control and severance payments to each named executive officer as of December 31, 2024. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change in control (Mr. Davis would also be entitled to such benefits if he resigned for good reason at such times); a change in control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change in control. The table assumes that the termination or change in control occurred on December 31, 2024. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $107.15, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2024, the last trading day of 2024. All cash severance benefits will be paid in a lump sum.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
Todd C. Davis	Salary	$1,050,000	$—	$1,400,000
	Bonus	—	—	1,274,000
	Option acceleration	5,187,168	—	5,187,168
	Stock Award acceleration	11,164,923	—	11,164,923
	Benefits continuation	73,577	—	73,577
	Total value:	17,475,668	—	19,099,668
Tavo Espinoza	Salary	160,563	—	472,600
	Bonus	—	—	189,040
	Option acceleration	—	—	1,639,598
	Stock Award acceleration	—	—	3,865,436
	Benefits continuation	20,438	—	73,577
	Total value:	181,001	—	6,240,251
Andrew Reardon	Salary	93,005	—	453,400
	Bonus	—	—	181,360
	Option acceleration	—	—	2,351,006
	Stock Award acceleration	—	—	3,537,557
	Benefits continuation	7,195	—	43,169
	Total value:	100,200	—	6,566,492
(1)    The 2002 Plan and the Inducement Plan provide that equity awards will vest in the event of a change in control and the equity awards are not assumed or replaced by a successor. This disclosure assumes that the successor will assume or replace the outstanding equity awards under the 2002 Plan and the Inducement Plan in the event of a change in control.
(2)    The severance agreement with Mr. Davis and the change in control severance agreements with our other named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of an involuntary termination following a change in control. In addition, the severance agreement with Mr. Davis provides that all of his outstanding stock awards the vesting of which is time-based will vest upon an involuntary termination at any time, and any performance-based awards will be governed by the terms of the applicable award agreements. The agreements governing our PSUs provide for accelerated vesting of such PSUs in connection with a change in control, as described above under “Severance and Change in Control Arrangements.” For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.
Matt Korenberg resigned from his position as President and Chief Operating Officer effective October 15, 2024. As part of Mr. Korenberg’s severance agreement, dated August 2, 2024, he received i) his regular base salary between October 16, 2024 and October 31, 2024 (totaling $23,904), (ii) consulting fee (totaling $14,342) for his consulting services performed between November and December 2024, (iii) all accrued, unused paid time off or vacation earned through October 15, 2024 (totaling $66,089), (iv) 50% of his 2024 target bonus (totaling $143,200), and (v) COBRA benefits from October 15, 2024 through December 31, 2024 (with an aggregate value of $ 7,278). In addition, the vesting of all of Mr. Korenberg’s equity awards that would have vested through December 31, 2025 was accelerated as of December 31, 2024. Mr. Korenberg has the ability to exercise any stock awards that he held on December 31, 2024 through March 1, 2026. The vesting of Mr. Korenberg’s equity awards resulted in the following number of equity awards vesting on December 31, 2024 with the corresponding values based on the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2024, the last trading day of 2024: 48,155 stock options, with an aggregate value of $1,751,888; 17,106 RSUs with an aggregate value of $1,832,908; and 14,351 PSUs with an aggregate value of $1,537,710. In addition, 24,459 PSUs with a measuring period ending on December 31, 2024 were settled on February 14, 2025 with an aggregate value of $2,935,080 based on the closing market price of our common stock as reported on the Nasdaq Global Market on the settlement date.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the total annualized compensation of Todd C. Davis, our Chief Executive Officer:
•Total annualized compensation of our Chief Executive Officer, Mr. Davis, in 2024 was $12,914,980, as further described below. The total compensation for the median employee, other than our Chief Executive Officer, was $383,432. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.
•The ratio of our Chief Executive Officer’s annualized compensation (as determined below) to the compensation of the median employee for 2024 was 34 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We had 68 active employees as of December 31, 2024. Pursuant to SEC rules, we chose to exclude 25 of these employees, each of whom was a acquired employee from the Novan acquisition we completed during 2023 that are intended to be employees on a transitionary basis consistent with our plans for that business. To identify the median of the annual total compensation of our employees as of December 31, 2024, we compared the sum of each employee’s base salary, 2024 bonus, the grant date fair value of equity awards granted during 2024 (determined in accordance with Topic 718) and 401(k) matching contributions for 2024. This compensation measure was consistently applied to all of our employees included in this calculation.

PAY VERSUS PERFORMANCE DISCLOSURE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024, and our financial performance for each such fiscal year:

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO Todd C. Davis ($)	Summary Compensation Table Total for PEO John L. Higgins ($)	Compensation Actually Paid to PEO Todd C. Davis ($)(1)	Compensation Actually Paid for PEO John L. Higgins ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)	Net Income (Loss) ($ thousands)	Revenue ($ thousands)
2024	12,914,980	—	21,709,965	—	6,578,393	6,211,312	150.81	118.20	(4,032)	167,133
2023	6,216,518	—	5,060,695	—	2,788,000	2,366,969	98.71	118.87	52,154	131,314
2022	5,195,169	16,764,990	4,977,510	12,243,958	3,852,731	2,922,612	92.32	113.65	(33,361)	196,245
2021	—	9,587,211	—	15,958,534	4,996,210	7,722,154	148.11	126.45	57,138	241,544
2020	—	5,842,767	—	6,788,815	2,846,812	3,246,826	95.36	126.42	(2,985)	163,562
(1)    Compensation actually paid to our current PEO, Todd C. Davis for the current fiscal year is presented in the following table:

Year	Summary Compensation Table Total for Todd C. Davis ($)	Exclusion of Stock Awards and Option Awards for Todd C. Davis ($)	Inclusion of Equity Values for Todd C. Davis ($)	Compensation Actually Paid to Todd C. Davis ($)
2024	12,914,980	(11,572,186)	20,367,171	21,709,965
(2)    Average compensation actually paid to our non-PEO NEOs for the current fiscal year is presented in the following table:

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
2024	6,578,393	(5,887,420)	5,520,339	6,211,312
(3)     Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Todd C. Davis	Matthew Korenberg, Tavo Espinoza, and Andrew Reardon
2023	Todd C. Davis	Matthew Korenberg, Tavo Espinoza, and Andrew Reardon
2022	Todd C. Davis, John L. Higgins	Matthew Korenberg, Tavo Espinoza, Andrew Reardon, Matthew W. Foehr, and Charles S. Berkman
2021	John L. Higgins	Matthew Korenberg, Matthew W. Foehr, and Charles S. Berkman
2020	John L. Higgins	Matthew Korenberg, Matthew W. Foehr, and Charles S. Berkman
(4)     The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively, assuming all dividends are reinvested. Historical stock performance is not necessarily indicative of future stock performance.
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by the individuals serving as our Chief Executive Officer or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation paid to the individuals serving as our Chief Executive Officer and our non-PEO NEOs for each applicable fiscal year and the Option Exercises and Stock Vested table for the value realized by each of them upon the exercise of stock options and/or vesting of stock awards during the applicable fiscal year.
For 2024, compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table, as adjusted as follows:

		Adjustments(1)
	Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Total - Inclusion of Equity Value ($)
Todd C. Davis	2024	13,278,883	5,249,067	1,326,953	512,268	—	20,367,171
Non-PEO NEOs	2024	1,968,111	1,528,763	1,113,519	1,232,247	(322,301)	5,520,339
(1)     Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end dates or, in the case of vesting dates, the closing price per share on the applicable vesting dates; (ii) for stock options, a Black-Scholes value as of the applicable year-end or vesting dates, determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend yield based on our dividend yield methodology used for valuing stock options generally; and (iii) for PSUs, calculated by a Monte Carlo simulation model as of the applicable revaluation dates, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate. For additional information about the assumptions used to value our stock and option awards, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025, and our Annual Report on Form 10-K for prior years.
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss), and (iv) our revenue, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024. TSR amounts reported in the graph assume an initial fixed investment of $100 on December 31, 2019 through December 31 of the applicable year in the graph, assuming all dividends were reinvested.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
TSR (12/31/2019 Indexed to $100)
Fiscal Year
0
5
10
15
20
25
0
20
40
60
80
100
120
140
160
2019
2020
2021
2022
2023
2024
100.00
100.00
126.42
95.36
148.11
126.45
113.65
92.32
118.87
98.71
150.81
118.20
6.8
3.2
16.0
7.7
12.2
5.0
2.9
5.1
2.4
21.7
6.2
John L. Higgins Compensation Actually Paid
Todd Davis Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Ligand Pharmaceuticals Incorporated TSR
Peer Group TSR

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:
•Revenue
•Adjusted EBITDA
•Total Shareholder Return
The measures in the above list are not ranked. For additional details regarding how we link pay to financial performance measures, please see the section titled “Elements of Compensation—Annual Performance-Based Cash Compensation” and “Elements of Compensation—Long-Term Performance-Based Equity Incentive Program” in our Compensation Discussion and Analysis above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2024, the Human Capital Management and Compensation Committee was composed of Mr. Haas, Dr. LaMattina, and Mr. Aryeh. No executive officer of our company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board or Human Capital Management and Compensation Committee.

EQUITY COMPENSATION PLANS
We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services, the 2002 Plan and the Employee Stock Purchase Plan. We also maintain the 2022 Inducement Plan, or the Inducement Plan, which has not been approved by our stockholders.
The following table summarizes information about our equity compensation plans as of December 31, 2024:

	(a) Number of securities to be issued upon exercises of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	2,664,145	$75.14	1,441,717(2)
Equity compensation plans not approved by security holders	342,535	$69.07	0(3)
	3,006,680	$74.53	1,441,717
(1)Includes options and RSUs outstanding under the plans, with PSUs included at “target” levels.
(2)At December 31, 2024, 1,417,224, and 24,493 shares were available under the 2002 Plan and the Employee Stock Purchase Plan, respectively, for future grants of awards (calculated by including PSUs at the “target” level). Of the shares available under the Employee Stock Purchase Plan at December 31, 2024, 1,751 of the 24,493 shares that were eligible for purchase were purchased during the offering period in effect on such date.
(3)With respect to the Inducement Plan, zero shares were available for issuance under such plan as of December 31, 2024. The Company adopted the Inducement Plan in August 2022. We initially reserved 300,000 shares of our common stock for issuance pursuant to awards granted under the Inducement Plan and in January 2024, our Board approved an amendment to the Inducement Plan to increase the number of shares of our common stock reserved thereunder by 225,000 shares. The terms of the Inducement Plan are substantially similar to the terms of our 2002 Plan with the exception that awards may only be made to an employee who has not previously been an employee or member of the Board if the award is in connection with commencement of employment and incentive stock options may not be issued under the Inducement Plan. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. At our 2024 annual meeting of stockholders, our stockholders approved an amendment and restatement of the Company’s 2002 Plan, which became effective on the date of the 2024 annual meeting. In addition, from and after Jun4 14, 2024, the Company will no longer grant awards under the Inducement Plan, and the remaining shares available under such plan will be cancelled (although the terms and conditions of the Inducement Plan will continue to govern any outstanding awards thereunder).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of fiscal year 2024, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Pursuant to our Audit Committee charter, the Audit Committee is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the Audit Committee intends to review such transactions on a case-by-case basis. In addition, the Human Capital

Management and Compensation Committee of the Board and/or the Board will review approve all compensation-related policies involving our directors and executive officers.
The severance arrangements we have entered into with each of our named executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Compensation Discussion and Analysis—Severance and Change in Control Arrangements.”
Our certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the Audit Committee or a majority of the independent and disinterested members of the Board.
OTHER INFORMATION
COMMUNICATION WITH THE BOARD OF DIRECTORS
Any interested parties desiring to communicate with the Board or any of the independent directors regarding the Company may communicate with such director(s) by delivering written correspondence to the desired director addressed to the attention of our corporate secretary as follows:
Corporate Secretary
Ligand Pharmaceuticals Incorporated
555 Heritage Drive, Suite 200
Jupiter, Florida 33458
Communications are distributed to the Board, any committee thereof or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. The corporate secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the chief legal officer to be immaterial to the Company.
DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING
The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2026 annual meeting of stockholders is December 23, 2025 (120 calendar days in advance of the anniversary of the date of this proxy statement), unless the date of the 2026 annual meeting of stockholders is changed by more than 30 days from the anniversary of the 2025 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals in order to be included in the proxy statement.
Stockholders intending to present a proposal at the 2026 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director must comply with the requirements set forth in our amended and restated bylaws. Our amended and restated bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not more than 120 days nor less than 90 days nor prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2026 annual meeting of stockholders no earlier than February 6,
2026 and no later than March 8, 2026. In the event that the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, then our Secretary must receive such written notice not later than the 90th day prior to the 2026 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below.

Stockholder proposals and director nominations should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2025, which is 60 days prior to the one-year anniversary of the date of the 2025 annual meeting.
ANNUAL REPORT ON FORM 10-K
Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2024 Annual Report at http://www.envisionreports.com/LGND, which does not have cookies that identify visitors to the site. A copy of the Annual Report of the Company on Form 10-K for the 2024 fiscal year has been mailed concurrently with this proxy statement to all stockholders that received a copy of the proxy materials in the mail. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Written requests for copies of our 2024 Annual Report to stockholders may also be directed to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.
SOLICITATION OF PROXIES
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, we do not presently intend to solicit proxies other than by Internet.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2025 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, or contact our Corporate Secretary at (858) 550-7500. Also, if you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, or contact our Corporate Secretary at (858) 550-7500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER BUSINESS
As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ ANDREW REARDON
Andrew Reardon
Chief Legal Officer and Secretary
April 22, 2025

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2024 that we filed with the SEC, we will send you one without charge. Please write to: 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, Attn: Corporate Secretary. All of our SEC filings are also available in the Investors section of our website at www.ligand.com.

Appendix A

We report adjusted net income from continuing operations and adjusted earnings per diluted share in addition to, not as a substitute for, and does not consider such measures superior to, financial measures calculated in accordance with GAAP. We also report a core calculation for each of the foregoing measures which excludes any realized gain from sales of Viking Therapeutics common stock. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Board to measure, in part, management’s performance and determine significant elements of management’s compensation.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Net income (loss) from continuing operations	$(31,088)	$18,188	$(4,032)	$53,819
Adjustments:
Share-based compensation expense	7,524	5,721	41,089	25,743
Non-cash interest expense (1)	786	81	2,724	240
Amortization of intangible assets	8,258	8,338	32,959	33,654
Amortization of financial royalty assets (2)	3,824	(23)	10,811	(1,049)
Change in contingent liabilities (3)	(310)	(397)	683	(265)
Pelthos operating loss	4,386	5,183	20,879	5,520
Transaction costs	—	(210)	—	3,078
Loss (gain) from short-term investments	23,899	(16,025)	(75,024)	(46,365)
Realized gain (loss) from short-term investments	(21)	7,180	59,897	44,377
Gain on sale of Pelican	—	—	—	(2,121)
Provision for current expected credit losses on financial royalty assets	(852)	405	(4,315)	3,595
Impairment of financial royalty assets (4)	4,081	—	30,572	924
Decrease in investments in Primrose Bio (5)	1,245	1,761	38,609	1,829
Loss (gain) from derivative assets	12,478	(250)	27,133	(250)
Other (6)	3,627	94	7,701	780
Income tax effect of adjusted reconciling items above	(12,478)	816	(34,158)	(9,144)
Discrete tax expense related to increase in unrecognized tax benefits (7)	—	(7,206)	426	(7,206)
Excess tax benefit (shortfall) from share-based compensation (8)	(139)	757	87	228
Adjusted net income from continuing operations	$25,220	$24,413	$156,041	$107,387
Realized gain from sales of VKTX stock, net of tax	—	(5,780)	(47,563)	(35,720)
Core adjusted net income from continuing operations	$25,220	$18,633	$108,478	$71,667

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share from continuing operations	$(1.64)	$1.03	$(0.22)	$3.03
Adjustments:
Share-based compensation expense	0.38	0.32	2.17	1.46
Non-cash interest expense (1)	0.04	—	0.14	0.01
Amortization of intangible assets	0.41	0.47	1.74	1.91
Amortization of financial royalty assets (2)	0.19	—	0.57	(0.06)

Change in contingent liabilities (3)	(0.02)	(0.02)	0.04	(0.02)
Pelthos operating loss	0.22	0.29	1.10	0.31
Transaction costs	—	(0.01)	—	0.17
Loss (gain) from short-term investments	1.20	(0.91)	(3.97)	(2.63)
Realized gain (loss) from short-term investments	—	0.41	3.17	2.52
Gain on sale of Pelican	—	—	—	(0.12)
Provision for current expected credit losses on financial royalty assets	(0.04)	0.02	(0.23)	0.21
Impairment of financial royalty assets (4)	0.21	—	1.62	0.05
Decrease in investments in Primrose Bio (5)	0.06	0.10	2.04	0.10
Loss from derivative assets	0.63	(0.01)	1.43	(0.01)
Other (6)	0.19	0.01	0.42	0.05
Income tax effect of adjusted reconciling items above	(0.63)	0.05	(1.80)	(0.49)
Discrete tax expense related to increase in unrecognized tax benefits (7)	—	(0.41)	0.02	(0.41)
Excess tax benefit (shortfall) from share-based compensation (8)	(0.01)	0.04	—	0.01
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.08	—	0.01	—
Adjusted diluted net income per share from continuing operations	$1.27	$1.38	$8.25	$6.09
Realized gain from sales of VKTX stock, net of tax	—	(0.33)	(2.51)	(2.03)
Core adjusted diluted net income per share from continuing operations	$1.27	$1.05	$5.74	$4.06

GAAP - weighted average number of common shares - diluted	18,974	17,676	18,290	17,757
Shares excluded due to anti-dilutive effect on GAAP net loss	931	—	619	—
Diluted effect of the 2023 Notes (9)	—	—	—	(119)
Adjusted weighted average number of common shares - diluted	19,905	17,676	18,909	17,638

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan asset acquisition in September 2023; and (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility and convertible debt instruments that were settled in cash.
(2) Amounts represent the adjustments to the effective interest income recognized to total contractual payments recognized in the period.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent the impairment of financial royalty assets primarily related to the discontinuation of Takeda’s soticlestat program.
(5) In June 2024, Primrose Bio announced a Series B preferred share offering. Management applies the measurement alternative for its investment in the Series A preferred shares of Primrose Bio. Management concluded the Series B financing was a relevant transaction for determining an observable price change and revalued its Series A investment resulting in a downward adjustment of $25.8 million in the price of the Series A shares during the fiscal year 2024. The unrealized loss on the Series A preferred shares was an indicator that the losses in common shares (equity method investment) are other than temporary. As a result, management recorded a $5.8 million impairment charge to its equity method investment in addition to Ligand's share of the net loss of Primrose Bio recognized during fiscal year 2024.
(6) Amounts primarily relate to loss on other investment and restructuring costs.
(7) Amounts represent discrete tax benefit related to the release of FIN48 reserves associated with certain R&D tax credits during the fourth quarter of 2023 due to the lapse of applicable statute of limitation.
(8) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.
(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intended to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method. The 2023 Notes were fully paid off on May 15, 2023, the debt maturity date.

LIGAND

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A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Jason M. Aryeh	02 - Todd C. Davis	03 - Nancy R. Gray, Ph.D.	04 - Jason Haas
05 - John W. Kozarich, Ph.D.	06 - John L. LaMattina, Ph.D.	07 - Stephen L. Sabba, M.D.	08 - Martine Zimmermann, Pharm.D.

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